UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Trimble Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Transforming the Way the World Works
2022 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
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Our Mission – Transforming the Way the World Works
For over 40 years, Trimble has developed industry-specific solutions that have helped customers achieve economic breakthroughs while enhancing productivity, boosting compliance, and improving environmental sustainability. Through technological innovation and a keen focus on connecting the physical and digital worlds, we contribute end market value aimed at confronting important challenges such as feeding a growing global population, moving the goods of commerce efficiently, and optimizing next generation building and infrastructure for a better future. Our products are built with purpose and applied within a diverse array of major industries including agriculture, building construction, civil engineering, geospatial, transportation, government, forestry, electric and water utilities, and many others. Our portfolio is uniquely positioned to optimize operations while improving productivity through deep domain knowledge, innovation, and data-driven insights. By linking our own success with the success of our customers, employees, society, and the planet, we endeavor to transform the way the world works.

TRIMBLE INC.
Notice of Annual Meeting of Stockholders

When:	Where:	Who Can Vote:	Items of Business:
Wednesday	Virtually via the internet at	Stockholders of record at the close of business on:	Three proposals, as listed below
May 25, 2022	www.virtualshareholdermeeting.com/TRMB2022
at 5:00 p.m. Pacific time		March 28, 2022
The following items of business will be voted on at the 2022 annual meeting of stockholders (“Annual Meeting”) of Trimble Inc. (the “Company”):
1.    To elect directors to serve for the ensuing year and until their successors are elected.
2.    To hold an advisory vote on approving the compensation for our Named Executive Officers.
3.    To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the current fiscal year ending December 30, 2022.
YOUR VOTE IS IMPORTANT. All stockholders are cordially invited to attend the Annual Meeting via the internet. In light of the ongoing coronavirus pandemic and in consideration of the health and well-being of our employees and stockholders, we will only be hosting the Annual Meeting via live webcast on the internet. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2022. Stockholders may vote and ask questions while connected to the Annual Meeting on the internet. You will not be able to attend the Annual Meeting in person. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/TRMB2022. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/TRMB2022. However, to ensure your representation at the meeting, you are urged to vote in advance of the meeting via the internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy.
On approximately April 12, 2022, we mailed to our stockholders (other than those who previously requested electronic delivery or full printed materials) a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our Annual Meeting materials, including our proxy statement, our annual report and proxy card. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials. If you received a paper copy of our Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the internet, which are both available at investor.trimble.com/annuals-and-proxies.

For the Board of Directors,
Executive Chairman of the Board
April 12, 2022

TRIMBLE INC.
Proxy Statement
for Annual Meeting of Stockholders

Table of Contents

Introduction		Executive Compensation
Information Regarding the Meeting	1	Compensation Discussion and Analysis	29
Internet Availability of Proxy Materials	1	Business Highlights	29
Information Concerning Solicitation and Voting	2	Overview of Executive Compensation	32
Deadline for Receipt of Stockholder Proposals for 2023 Annual Meeting	3	Details of 2021 Executive Compensation	39
		Compensation Committee Report	49
Executive Overview	5	Executive Compensation Tables	50
Voting Matters	5	Summary Compensation Table	50
Our Mission	5	Grants of Plan-Based Awards	52
Company Performance Highlights	6	Outstanding Equity Awards at Fiscal Year End	54
Our Strategy for Sustainability	8	Option Exercises and Stock Vested	56
Our Culture and People	10	Deferred Compensation	56
Corporate Governance Highlights	10	Post-Employment Compensation	57
Executive Compensation Philosophy, Policies and Practices	11	Potential Payments upon Termination or a Change in Control	57

Stockholder Engagement	12	Trimble Age & Service Equity Vesting Program	59
		Death Benefits	60
Proposals		CEO Pay Ratio	61
Item 1. Election of Directors	13
Vote Required	19	Other Information
Recommendation of the Board of Directors	19	Audit Committee Report	62
Item 2. Advisory Vote on Executive Compensation	20	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	63
Vote Required	20
Recommendation of the Board of Directors	20	Security Ownership of Certain Beneficial Owners	63
Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm	21	Security Ownership of Management	63
		Equity Compensation Plan Information	65
Vote Required	21	Delinquent Section 16(a) Reports	65
Recommendation of the Board of Directors	21	Certain Relationships and Related Transactions	65
		Householding	66
Board Matters		Other Matters	66
Board Meetings and Committees; Director Independence	22
		Appendices
Stockholder Communications with Directors	22	Appendix A: Reconciliation of GAAP to non-GAAP Financial Measures	A-1
Board Leadership Structure; Oversight and Risk Management	22

Committee Membership	23
Audit Committee	23
Compensation Committee	24
Nominating and Corporate Governance Committee	25
Non-Employee Director Compensation	27
Non-Employee Director Compensation Table	27
Non-Employee Director Stock Ownership Guidelines	28

INFORMATION REGARDING THE MEETING
The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors”) of Trimble Inc., a Delaware corporation (“Trimble” or the “Company”), for use at the Company’s annual meeting of stockholders (“Annual Meeting”), to be held live via the internet, on Wednesday, May 25, 2022, at 5:00 p.m. Pacific time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.
You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2022. Our Board of Directors annually considers the appropriate format of our annual meeting. In light of the ongoing coronavirus (“COVID-19”) global pandemic and in consideration of the health and well-being of our employees and stockholders, we will only be hosting the Annual Meeting via live webcast on the internet. Hosting the Annual Meeting via the internet also provides expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in person annual meeting of stockholders.
Our virtual Annual Meeting allows stockholders to submit questions and comments during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
The Annual Meeting webcast will begin promptly at 5:00 p.m. Pacific time. We encourage you to access the Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 4:45 p.m. Pacific time, and you should allow ample time for the check-in procedures.
Principal Executive Offices
The Company’s principal executive offices are located at 935 Stewart Drive, Sunnyvale, California 94085. The telephone number at that address is (408) 481-8000.
Annual Report on Form 10-K
A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company’s Investor Relations Department at 935 Stewart Drive, Sunnyvale, California 94085. Full copies of the Company’s annual report on Form 10-K for the 2021 fiscal year, and proxy statement, each as filed with the Securities and Exchange Commission (“SEC”) are available via the internet at the Company’s web site at investor.trimble.com/annuals-and-proxies.
Information Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.
Internet Availability of Proxy Materials
Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. As a result, on or about April 12, 2022, we mailed our stockholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help minimize the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 1

elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Information Concerning Solicitation and Voting
Record Date and Shares Outstanding
Stockholders of record at the close of business on March 28, 2022 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 250,370,225 shares of common stock, $0.001 par value (“Common Stock”). A list of stockholders entitled to vote at the Annual Meeting is expected to be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/TRMB2022 by using the 16-digit control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attn: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the internet) or by attending the meeting and voting live via the internet at www.virtualshareholdermeeting.com/TRMB2022. Attendance at the virtual meeting will not, by itself, revoke a proxy.
Solicitation of Proxies
The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to solicit proxies, for which services the Company has agreed to pay approximately $8,000 as well as a solicitation charge per stockholder in the event individual holders are solicited. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.
Voting
Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. An automated system administered by the Company’s agent tabulates the votes.
Abstentions and broker non-votes are each included in the determination of the presence or absence of a quorum at the Annual Meeting. The required quorum is a majority of the shares outstanding on the Record Date. Abstentions and broker non-votes will be taken into account only for purposes of determining whether a quorum is present, and will not be taken into account in determining the outcome of any of the items submitted to a vote of the stockholders.
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power with respect to that item and has not received instructions with respect to that item from the beneficial owner, despite voting on at least one other item for which it does have discretionary authority or for which it has received instructions. If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Item 3 is a routine matter. Items 1 and 2 are non-routine matters.
A plurality of the votes cast will determine Item 1 (see “Item 1 – Election of Directors”). However, since this is an uncontested election of directors, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our
2 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

Board of Directors, and within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. Items 2 and 3 require the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2022 or by proxy on such item.
Voting via the Internet or by Telephone
Stockholders may vote by submitting proxies electronically either via the internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a stockholder’s name or whether shares are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each stockholder.
In order to allow individual stockholders to vote their shares and to confirm that their instructions have been properly recorded, the internet and telephone voting procedures have been designed to authenticate each stockholder’s identity. Stockholders voting via the internet should be aware that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that will be borne solely by the individual stockholder. If you submit a proxy via the internet or by telephone, you do not need to return your proxy card.
Voting During the Virtual Annual Meeting
You will need the 16-digit control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/TRMB2022. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Registered Stockholders
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered stockholder with respect to those shares. A Notice for registered stockholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered stockholders have the right to vote live via the internet at
www.virtualshareholdermeeting.com/TRMB2022.
Beneficial Stockholders
If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial stockholder of those shares. A Notice for beneficial stockholders was forwarded to you together with voting instructions. In order to vote via the internet at the Annual Meeting, beneficial stockholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote live via the internet at www.virtualshareholdermeeting.com/TRMB2022.
Deadline for Receipt of Stockholder Proposals for 2023 Annual Meeting
Stockholders are entitled to present proposals for action at future stockholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.
Proposals of stockholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2023 annual meeting of stockholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary – Stockholder Proposals, Trimble Inc. at 935 Stewart Drive, Sunnyvale, California 94085) no later than December 13, 2022. Stockholders interested in
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 3

submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a stockholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.
Stockholders who wish to offer proposals at the Annual Meeting will be required to send notice to the Company with information concerning the proposal, the stockholder giving such notice, and any beneficial owner on whose behalf the proposal is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 25, 2023 and not later than February 24, 2023, except if the annual meeting for 2023 is called for a date earlier than April 25, 2023 or later than June 24, 2023, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2023 is mailed or the date the Company announces the date of the annual meeting for 2023, whichever occurs first. The proxy holders for the Company’s 2023 annual meeting of stockholders will have the discretionary authority to vote against any stockholder proposal that is not timely if it is properly raised at such annual meeting, even though such stockholder proposal is not discussed in the Company’s proxy statement related to that stockholder meeting.
Stockholders who wish to nominate one or more candidates for election as a director will be required to send notice to the Company with the information and undertakings concerning the nominee, the stockholder giving such notice, and any beneficial owner on whose behalf the nomination is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 25, 2023 and not later than February 24, 2023, except if the annual meeting for 2023 is called for a date earlier than April 30, 2023 or later than June 19, 2023, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2023 is mailed or the date the Company announces the date of the annual meeting for 2023, whichever occurs first.
The proxy card provided in conjunction with this proxy statement, to be used in connection with the 2022 Annual Meeting, grants the proxy holder discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting.
4 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

EXECUTIVE OVERVIEW
2022 Annual Meeting of Stockholders
DATE AND TIME: May 25, 2022, 5:00 p.m. Pacific time
PLACE: Virtually via the internet at www.virtualshareholdermeeting.com/TRMB2022
RECORD DATE: March 28, 2022
This overview highlights information about the Company, including certain information contained elsewhere in this proxy statement, but does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s fiscal 2021 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Voting Matters

Proposal	Description	Board Recommendation
Proposal 1:	To elect directors to serve for the ensuing year and until their successors are elected	FOR
Proposal 2:	To hold an advisory vote on approving the compensation for our Named Executive Officers	FOR
Proposal 3:	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the current fiscal year ending December 30, 2022	FOR
Our Mission – Transforming the Way the World Works
For over 40 years, Trimble has developed industry-specific solutions that have helped customers achieve economic breakthroughs while enhancing productivity, boosting compliance, and improving environmental sustainability. Through technological innovation and a keen focus on connecting the physical and digital worlds, we contribute end market value aimed at confronting important challenges such as feeding a growing global population, moving the goods of commerce efficiently, and optimizing next generation building and infrastructure for a better future. Our products are built with purpose and applied within a diverse array of major industries including agriculture, building construction, civil engineering, geospatial, transportation, government, forestry, electric and water utilities, and many others. Our portfolio is uniquely positioned to optimize operations while improving productivity through deep domain knowledge, innovation, and data-driven insights. By linking our own success with the success of our customers, employees, society, and the planet, we endeavor to transform the way the world works.

Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 5

Company Performance Highlights
Fiscal 2021 presented many global challenges similar to those experienced in fiscal 2020, but it also presented new opportunities. The global pandemic caused by COVID-19, and the related supply chain disruptions, affected almost all of the markets that we serve. Despite the macroeconomic and supply chain challenges, we achieved record levels of annualized recurring revenue, revenue, profit, earnings per share and operating cash flow. We continued to advance our Connect and Scale 2025 strategy, investing in people, process, and technology. We also continued to develop the competitive strengths of our core businesses, while focusing on a healthy balance for our business portfolio with respect to end market exposure, geographic diversity, and business model mix. Our ongoing strategy is to connect stakeholders across industry lifecycles and to transform customer workflows.
We finished 2021 with software, services, and recurring revenues representing 55% of total Company revenue. We reached $1.41 billion in annualized recurring revenue in the fourth quarter of the year, up 9% compared to the fourth quarter of the prior year. Compared to 2020, total revenue grew 16%, net income was up 26%, and adjusted EBITDA was up 17%.
Financial highlights for fiscal 2021 included (comparisons are to prior year unless stated otherwise):

Total revenue	$3.66 billion	▲ 16%	organic growth ▲ 16%
Software, services and recurring revenue	55% of total revenue
Annualized recurring revenue	$1.41 billion for the fourth quarter	▲ 9% compared to fourth quarter of prior year
Net income	$493 million GAAP net income	▲ 26%	13.5% as a % of revenue vs. 12.4% in prior year
	$677 million non-GAAP net income	▲ 20%	18.5% as a % of revenue vs.17.8% in prior year
Adjusted EBITDA	$937 million	▲ 17%	25.6% as a % of revenue vs. 25.3% in prior year
Operating income	$561 million GAAP operating income	▲ 34%	15.3% as a % of revenue vs. 13.3% in prior year
	$857 million non-GAAP operating income	▲ 19%	23.4% as a % of revenue vs. 22.8% in prior year
Diluted net income per share	$1.94 GAAP diluted net income per share	$1.55 in prior year
	$2.66 non-GAAP diluted net income per share	$2.23 in prior year
Operating cash flow	$751 million	▲ 12%	$180 million of common stock repurchased in 2021
See Appendix A to this proxy statement for a reconciliation of GAAP to non-GAAP financial measures and an explanation of the performance measure “annualized recurring revenue.”
6 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

Long-term performance
Trimble has an excellent record of performance and creating stockholder value over an extended period of time, as shown in the following chart of average annual increase in stock price:

	1 year	3 years	5 years	10 years	15 years	20 years
Trimble	30.6%	38.4%	23.7%	14.9%	13.7%	19.0%
S&P 500 (TR)	28.7%	26.1%	18.5%	16.5%	10.7%	9.5%
Trimble’s total return over multiple time periods within the 20-year time horizon illustrates the long-term out‑performance through economic cycles.
Trimble's cumulative total return has also significantly outperformed the S&P 500 over the 20-year time horizon, as shown in the graph below.
Long-term growth strategy
In 2020, we initiated Trimble Connect and Scale, a multi-year, platform growth strategy. This strategy contains two elements. The first element, Connect, aims to connect customer workflows, industry life cycles, and solution offerings, so that we can continue to transform the way our customers work. This includes integrating more of our customers’ data through cloud offerings and making more of our solutions available over time on a subscription basis. When end users interact on a shared, online platform, the overall value that is created increases as the number of end-user participants increases. This network effect means that the willingness of developers, partners, or end users to engage increases as the number of network participants grows, which further enhances the platform experience and end-user value. The second element, Scale, aims to invest in the people, processes, and technologies that are necessary to streamline and standardize our internal processes, provide a seamless experience for our customers as they engage with our connected solutions, and enable us to continue to grow our business efficiently and effectively for many years into the future.
The global economy is experiencing a fundamental shift toward sustainability driven through broad stakeholder engagement, with a focus on decarbonization. Historically, through delivering productivity and efficiency gains, Trimble products have delivered sustainability for our customers, and we envision more opportunities to deliver expanded carbon reductions and other sustainability benefits, such as water management in agriculture and utilities, for our customers through Connect and Scale and the other elements of our strategy described below.
Additional elements of our long-term growth strategy include:
•Increasing focus on software and services. Software and services targeted for the needs of vertical end markets are increasingly important elements of our solutions and are core to our growth strategy.
•Focus on attractive markets with significant growth and profitability potential. We focus on large markets historically underserved by technology that offer significant potential for long-term revenue growth, profitability, and market leadership.
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•Domain knowledge and technological innovation that benefit a diverse customer base. We have over time redefined our technological focus from hardware-driven point solutions to integrated work process solutions by developing domain expertise and heavily reinvesting in research and development and acquisitions.
•Geographic expansion with localization strategy. We view international expansion as an important element of our strategy, and we continue to position ourselves in geographic markets that will serve as important sources of future growth.
•Optimized go-to-market strategies to best access our markets. We utilize vertically focused go-to-market strategies that leverage domain expertise to best serve the needs of individual markets both domestically and abroad.
•Strategic acquisitions. Organic growth continues to be our primary focus, while acquisitions serve to enhance our market position. We acquire businesses that bring domain expertise, geographic presence, technology, products, and distribution capabilities that augment our portfolio and allow us to penetrate existing markets more effectively, or to establish a market beachhead.
•Venture fund investments. In 2021, we announced a newly formed strategic venture fund. With this fund, we expect to invest up to $200 million in early- to growth-stage companies that can accelerate innovation and effectively bring new solutions to our customers and the industries that we serve and would give us an early, inside look and stake in emerging business and technology solutions.
In support of our strategy, we have articulated a framework we call the Trimble Operating System, which calls on us to continually focus on the following three dimensions:
•breakout growth strategy, including Trimble Connect and Scale,
•extraordinary people, with an emphasis on fostering a diverse and inclusive work environment, and
•execution excellence, across both short-term and long-term horizons.
These build on and reinforce each other to create a high-performing organization.
Our Strategy for Sustainability
Overview
For more than 40 years, sustainability has been at the heart of who we are as a company. Positive sustainability impacts are woven into our work, realized both internally and through our customers’ application of our technology. Ensuring a sustainable future is one of the defining issues of our generation, and current realities require even more accelerated focus and increased ambitions for our strategic approach and process for managing the material environmental, social, and governance (ESG) aspects of our business. We believe our efforts, and the focus of our Board of Directors on ESG issues, will make us a better and more resilient company, positioned to take on our most pressing environmental and social issues while creating even greater benefits for the customers and stakeholders we serve.
Our Sustainability program is integral to ensuring that we remain true to our mission of Transforming the Way the World Works while fulfilling our commitments to stockholders, people and planet. We organize our ESG efforts around the five pillars of Solutions, People, Communities, Environment, and Governance, which are described below. These pillars are reflective of our commitment to ESG and are fundamentally embedded into our
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business and culture. We believe this approach creates value that benefits all of our stakeholders, including our employees, stockholders, customers, communities and planet.

Our Solutions. This pillar encompasses our customer solutions, which connect the digital and physical worlds to improve environmental sustainability, maximize productivity and ensure safety in the construction, transportation, geospatial and agricultural industries, among others. By transforming how the world’s work gets done, our solutions work to further our sustainability impact. Many of our solutions throughout our construction, agriculture and transportation businesses enable field work to be completed more productively, more efficiently and with less fuel usage, which results not only in cost savings to our customers, but also results in reduced greenhouse gas emissions. We also have solutions that help reduce the use of fertilizer and herbicide, protect water resources, and reduce scrap and rework on construction sites.

Our People. This pillar addresses our commitment to providing every employee with the opportunity to learn, grow, and excel in a respectful and collaborative workplace. At the heart of our culture is a shared entrepreneurial spirit and growth mindset. We value diversity in all of its forms, knowing it makes us stronger and better able to solve complex problems for our customers.

Environment. This pillar encompasses environmental stewardship, which is a fundamental aspect of our sustainability commitment. We are continually implementing new ways to measure and manage our environmental impact while developing new systems and practices used to capture value from our operations. We are particularly focused in the areas of responsible sourcing, product life cycle, measuring our carbon footprint and reducing our emissions and environmental impact.

Communities. This pillar addresses our commitment to supporting numerous charitable and educational organizations, encouraging our employees to become engaged in local and global volunteer efforts and fostering a diverse, next-gen workforce. We have established the Trimble Foundation, a donor-advised fund that focuses its charitable giving across three areas – disaster and climate resilience; female education and empowerment; and diversity, equity, and inclusion – while also supporting the philanthropic efforts of our local offices. Our Education and Outreach Programs support aspiring professionals and aim to create a diverse, next-gen workforce, through establishing Trimble Technology Labs, academic research funding, student scholarships and other resources.

Governance, Ethics and Compliance. This foundational pillar focuses on our adherence to sound corporate governance principals, ethics, and compliance in all aspects of our business. Our Board of Directors sets high standards for our directors, officers, and employees, and for the conduct of our business worldwide. Our success is grounded in effective behavior that is based on demanding values. One such key value is the belief in an uncompromised ethical standard. We also maintain various compliance and training initiatives, including programs that address anti-bribery and anti-corruption, conflict minerals and supplier codes of conduct, environmental compliance, third party compliance and ethics, trade compliance and quality management systems.

2021 Sustainability Highlights — Progress on Climate Action
Trimble has established a complete greenhouse gas emissions inventory across Scopes 1, 2, and 3, and has set science-based targets that are currently under review by the Science Based Targets initiative. Our inventory and science-based targets function together in providing rigorous measurement and accountability in achieving emissions reductions at the pace and scale demanded by scientific consensus. Through participation in voluntary climate disclosures in 2021 such as CDP, Trimble has continued to make progress on aligning our climate-related disclosures with the consistent, comparable, clear, and reliable information called for by the Task Force on Climate-related Financial Disclosures (TCFD).
More information about Trimble’s sustainability efforts, including our Sustainability Report with a SASB index, is available at: www.trimble.com/en/our-commitment/overview.
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Our Culture and People
Trimble’s culture reflects our guiding principles at work and is fundamental to sustaining our success. At Trimble, we value being yourself and thriving together; being intentional and humble; and being curious and solving problems. Our employees inspire purpose and vision, engage to draw out the best from each other, and strive to achieve meaningful results. This mindset shapes how we treat one another and how we serve our customers, colleagues, and stockholders. These attributes serve as a common foundation across the global organization and also adapt locally to diverse geographic and operational business models. Commitment to these behaviors unites Trimble employees.
We strive to make Trimble a diverse, equitable, inclusive, and safe workplace and provide opportunities for our employees to grow and develop in their careers, supported by competitive compensation, benefits, and health and wellness programs, and by programs that build connections between our employees and their communities. Our employees are working in over 200 locations in over 40 countries. Collectively, we speak more than 45 different languages.
We value diversity in our workforce, including various cultures, backgrounds, ages, gender, race and ethnicities, nationality, sexual orientation, religion, people with different abilities, parents and caregivers, and many other characteristics, knowing that it drives our best thinking. Our focus on diversity starts at the top. Four out of eleven of our current board members are female or ethnically diverse, placing us in a select group of companies. In 2021, we activated many new initiatives focused on infusing diversity, equity, and inclusion (DEI) in the fabric of our connected culture. We have developed numerous employee resource networks that enhance our inclusive and diverse culture, including networks that support women, caregivers, Black, Hispanic/Latinx and Indian professionals, veterans, employees with disabilities, and our LGBTQ+ community. We are focused on measuring and increasing gender representation, as well as race and ethnic diversity in high-impact roles such as front-line management, engineering, product management, and sales. We have provided increased access to DEI educational resources, training, assessments, and other employee forums to help us work together globally and more effectively across a variety of cultures and perspectives. We believe our diversity makes us stronger and better able to solve complex problems for our customers.
Corporate Governance Highlights
Our Board of Directors recognizes that Trimble’s success over the long term requires a strong corporate governance framework. Below are highlights of our corporate governance framework:
•Our directors are elected annually.
•We separate the positions of Executive Chairman of the Board, CEO and Lead Independent Director, which provides a balance in our leadership structure and helps ensure a strong, independent and active Board.
•In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive a majority is required to tender his or her resignation.
•We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.
•We have established a succession planning process and we actively plan for executive succession on an ongoing basis, as demonstrated by the successful transition of both our new CEO and CFO into their roles in 2020.
•We have double trigger change in control arrangements for new equity issuances, with no excise tax gross‑up.
•We have stock ownership guidelines for our non-employee directors and a stock ownership policy applicable to our executive officers, including our Named Executive Officers.
•We actively engage our stockholders for feedback.
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•We focus on board diversity and refreshment, as evidenced by the fact that four out of eleven of our directors are female or ethnically diverse (black, indigenous and peoples of color, or “BIPOC”), and seven out of eleven of our directors have less than five years of tenure.

Board Diversity Matrix (as of March 28, 2022)
Total Number of Directors:	11
Diversity	Female	Male
Gender Identity	3	8
Demographic Background:
African American or Black	0	1
White	3	7
Tenure
<5 years	7
5-10 years	2
>10 years	2
We believe that our directors are highly qualified and well suited to providing effective oversight of our continuously evolving business, and that they provide our Board of Directors with a balance of critical skills and an effective mix of experience and expertise, as summarized below.

Skills & Attributes		Number of Directors

Leadership	Demonstrated understanding of essential leadership qualities; ability to develop leadership potential in others and effectively implement transformational change within organizations						11
Innovation	Experience with innovative technologies and their development and deployment; understanding of relevant technological trends and their disruptive potential						11
Domain Expertise	Understanding of the industries we serve, including market dynamics, customer workflows, and developing trends		7
Global Business	Experience with international dynamics and complexity, multinational operations, and the development of international relationships and opportunities				9
Go To Market	Understanding how to optimally bundle, launch, market and distribute new solutions to deliver compelling value to customers	6
Financial Expertise	Knowledge of financial accounting and reporting, financial markets, and finance operations and management, including capital deployment			8
Strategic Transactions	Familiarity with driving business transformation through M&A, strategic alliances, investments, and significant commercial partnerships			8
Sustainability	Experience with ESG initiatives, frameworks and trends, including long-term sustainability and value creation, diversity and inclusion, or public company governance oversight					10

Executive Compensation Philosophy, Policies and Practices
Our executive compensation philosophy is based on our continuing effort of attracting and retaining exceptional people and fostering and supporting a pay-for-performance culture. We have designed our executive compensation programs to closely align with the interest of our stockholders. As discussed in detail under “Compensation Discussion and Analysis” later in this proxy statement, our executive compensation program
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provides short-term cash and long-term equity components, with a significant weight toward long-term equity awards tied closely to stockholder returns and long-term objectives.
Key Policies and Practices
The following summarizes some of our key executive compensation and related policies and practices:

What we do	What we don’t do
•Use a pay-for-performance philosophy
•Maintain an independent compensation committee
•Retain an independent compensation advisor
•Review executive compensation and conduct an overall compensation risk assessment annually
•Place compensation “at risk,” with a majority of executive compensation in the form of performance-based incentives
•Maintain a stock ownership policy that requires our CEO and executive officers to hold a minimum ownership level of our common stock
•Maintain a “clawback” policy, which in the event of a material restatement of our financial results, allows for the recovery of certain compensation from our executive officers.
•Hold an annual stockholder advisory vote on executive compensation

•No executive-only pension arrangements or retirement plans (although certain eligible executives may participate in the Age & Service Equity Vesting Program as described below)
•No significant perquisites or other personal benefits for our executive officers
•No tax reimbursements or “gross up” payments, other than related to standard relocation benefits
•No special health or welfare benefits for executives
•No hedging or pledging of our equity securities
•No stock option re-pricing
•No single-trigger change-in-control arrangements for equity issuances

Stockholder Engagement
Trimble’s Board of Directors values the opinions of our stockholders and carefully considers feedback received with regard to our governance practices, executive compensation program, and management of key ESG topics. Over the past several years, our management team has engaged with stockholders to better understand their views regarding our approach to executive compensation. In recent years, we have made changes to our executive compensation programs in response to this input and based upon our ongoing review of best practices. These changes have included:
•Adopting a clawback policy
•Extending stock ownership guidelines to our CFO and Named Executive Officers
•Eliminating quarterly performance periods for executive bonus plans
•Eliminating all single-trigger vesting in connection with new equity issuances
At our 2021 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 89.1% of the votes cast in favor of the proposal. The Compensation Committee will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
In 2021 we engaged with some of our largest investors to discuss our Sustainability program, strategy and management approach to climate change and other key ESG topics, including diversity. We also acknowledged the significant number of withheld votes cast for one member of our Board of Directors, Mr. Ekholm, at last year’s Annual Meeting of Stockholders – and our Board’s consideration of the vote outcome – due to concerns by certain investors about his other public company director commitments. Mr. Ekholm retired from the board of directors of Alibaba Group Holding Limited effective March 31, 2022.
12 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

ITEM 1
ELECTION OF DIRECTORS
A board of eleven directors is to be elected at the Annual Meeting. The Board of Directors has authorized the nomination at the Annual Meeting of the persons named below as nominees. All nominees currently serve on the Board of Directors. Each of the directors except for Mr. Berglund and Mr. Painter are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules.
Each of the director nominees listed below was elected to be a director at the Company’s 2021 annual meeting of stockholders except for Ms. Fandozzi, who was appointed by the Board of Directors on July 26, 2021, to serve as a director beginning August 16, 2021, and Mr. Sweet, who was appointed by the Board of Directors on January 11, 2022, to serve as a director beginning January 15, 2022.
The names of the nominees and certain information about them, as of the Record Date, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since

Steven W. Berglund	70	Executive Chairman of the Company	1999
James C. Dalton	66	Retired, U.S. Army Corps of Engineers	2020
Börje Ekholm	59	President and Chief Executive Officer, Ericsson	2020	(1)
Ann Fandozzi	50	Chief Executive Officer, Ritchie Bros.	2021
Kaigham (Ken) Gabriel	66	Chief Operating Officer, Wellcome Leap	2015
Meaghan Lloyd	47	Chief of Staff and Partner, Gehry Partners, LLP	2016
Sandra MacQuillan	55	Executive Vice President and Chief Supply Chain Officer, Mondelez Global LLC	2018
Robert G. Painter	50	President and Chief Executive Officer of the Company	2020
Mark S. Peek *	64	Executive Vice President, Managing Director and Head of Workday Ventures	2010
Thomas Sweet	62	Chief Financial Officer, Dell Technologies	2022
Johan Wibergh	58	Group Technology Officer and Chief Information Officer, Vodafone	2018
*    Lead independent director
(1)    Mr. Ekholm was reappointed to the Board of Directors in 2020, having previously served as a director of the Company from 2015 to 2017.

Steven W. Berglund Executive Chairman of the Company
Mr. Berglund became executive chairman of the Company on January 4, 2020, after serving as president and chief executive officer since March 1999. Prior to joining Trimble, Mr. Berglund was president at Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. Mr. Berglund serves on the board of the Association of Equipment Manufacturers (AEM) and is a member of the board of directors and audit committee of Belden Inc., a global provider of end-to-end signal transmission solutions.
Qualifications: Mr. Berglund is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s business and operations, resulting from his service as director, president and chief executive officer of the Company since 1999. In addition, Mr. Berglund brings to the Board of Directors extensive industry experience.

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James C. Dalton Retired, U.S. Army Corps of Engineers
Mr. Dalton served as the Director of Civil Works for the U.S. Army Corps of Engineers (USACE) from August 2016 until January 2020. In this position, he led, managed and directed the policy development, programming, planning, design, construction, contingency operations and emergency response, operation, and maintenance activities of the Army Civil Works Program, a $6 billion annual program of water and related land resources of the United States, and oversaw the work of over 25,000 civilian employees. He also represented the USACE in the United Nations’ Advisory Board High-Level Experts and Leaders Panel on Water and Disasters, and served on several national and international water resources Committees. From May 2007 until August 2016 he was Chief of USACE’s Engineering and Construction (E&C) Division, responsible for policy, program, and technical expertise in the design and construction programs for the U.S. Army, U.S. Air Force, Department of Defense, other Federal agencies, and over 60 foreign nations. He served as the Corps' South Atlantic Division and South Pacific Division Regional Integration Team (RIT) team leader, USACE Climate Change Adaptation Committee Chair, and lead for USACE on Resilience. Mr. Dalton was selected to the Senior Executive Service (SES) of the US Office of Personnel Management in January 2005. Mr. Dalton has held numerous other roles during his career with the U.S. Army Corps of Engineers, which he joined in 1978, including Regional Business Director for USACE’s South Atlantic Division in Atlanta, Georgia, Director of Business Management for the Gulf Region Division in Baghdad, Iraq, project manager for the Bosnia project to support Operation Joint Guard, and various engineer roles in Saudi Arabia as part of the Saudi Arabia construction program. Mr. Dalton received his B.S. in Architectural Engineering from North Carolina Agricultural & Technical State University and holds an M.S. in Civil Engineering from North Carolina State University.
Qualifications: Mr. Dalton is qualified to serve as director of the Company because of his deep domain expertise in large-scale construction environments and his extensive experience in managing complex organizations as a result of his senior leadership positions within the USACE. Mr. Dalton’s background in overseeing complex, multibillion-dollar civil construction projects and managing personnel throughout the world, his government and multilateral policy advisory experience, and his experience with resilient and sustainable practices, particularly around water and land resource planning, bring a unique perspective to the Company’s Board of Directors.

14 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

Börje Ekholm President and Chief Executive Officer, Ericsson
Mr. Ekholm has been president and chief executive officer of Ericsson, a multinational networking and telecommunications company, since January 2017. From 1992 to January 2017, he held various positions with Investor AB, an investment firm and holding company with controlling stakes in several large Swedish companies and smaller positions in a number of other firms. Mr. Ekholm's positions with Investor AB included: from May 2015 to January 2017, he was chief executive officer of Patricia Industries, a unit of Investor AB that includes its wholly-owned and partner-owned companies, as well as financial investments; from September 2005 to May 2015, he was president and chief executive officer of Investor AB; from 1997 to 2005, he was responsible for all private equity investment activities within Investor AB and was also head of Investor Growth Capital, Investor AB’s wholly owned venture capital arm; from 1995 to 1997, he founded and managed Novare Kapital, an early stage venture capital company owned by Investor AB; and from 1997 to 2015, he was also a member of Investor AB’s Management Group. Mr. Ekholm is a director of Ericsson, was previously a director of Alibaba Group (having retired from its board on March 31, 2022), and within the past five years was a director of Nasdaq. He also currently serves on the board of the Swedish American Chamber of Commerce New York. Mr. Ekholm has a Master of Business Administration from INSEAD, France and holds a Master of Science in Electrical Engineering from the KTH Royal Institute of Technology in Stockholm.
Qualifications: Mr. Ekholm is qualified to serve as director of the Company because he brings a valuable combination of operational and financial management expertise, particularly in the areas of networking and telecommunications, through his experience as president and chief executive officer of Ericsson, and of venture capital, through his experience serving as president and chief executive officer of Patricia Industries and Investor AB, and manager of Novare Kapital. In addition, Mr. Ekholm brings management expertise from a diverse range of industries and organizations through his former service as chairman of the board of Nasdaq OMX and a director of Alibaba Group, Telefonaktiebolaget LM Ericsson and the KTH Royal Institute of Technology.

Ann Fandozzi Chief Executive Officer, Ritchie Bros.
Ms. Fandozzi is Chief Executive Officer of Ritchie Bros., the world's largest industrial auctioneer and a leading used equipment seller. Prior to joining Ritchie Bros. as CEO in 2020, Ms. Fandozzi was CEO of ABRA Auto Body and Glass from 2016 to 2019, and previous to that role, from 2012 to 2016, was CEO of vRide, a carpooling platform that works with private and public employers. Prior to these CEO roles, Ms. Fandozzi served in several executive positions for Whirlpool, DaimlerChrysler and Ford Motor Company. She served on the board of Pinnacle Foods, a publicly-traded packaged food company that was acquired by ConAgra, and is a board member of Ghost Robotics, a robotics start-up. Ms. Fandozzi is also a frequent speaker on technology, transportation, and green/environmental topics. Ms. Fandozzi holds a Bachelor of Science degree in Computer Engineering from Stevens Institute of Technology, a Master of Science degree in Systems Engineering from University of Pennsylvania and an MBA from The Wharton School of the University of Pennsylvania.
Qualifications: Ms. Fandozzi is qualified to serve as a director of the Company because of her extensive knowledge and experience as an innovative leader, spanning both relevant industrial end markets and an understanding of technologies that can transform the way those industries operate. Ms. Fandozzi’s engineering and analytical background, combined with her executive leadership experience, provide the Company a unique perspective on how to accelerate growth in industries through technology and transformational change, and insight into the drivers of customer value. Ms. Fandozzi’s experience as a speaker and advocate for environmental sustainability and diversity also informs and benefits the Company’s long-term sustainability strategy.

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Kaigham (Ken) Gabriel Chief Operating Officer, Wellcome Leap
Dr. Gabriel is the Chief Operating Officer of Wellcome Leap, an independent innovation organization funded by the Wellcome Trust, the world's fifth largest research trust. Wellcome Leap works at the intersection of engineering and life-sciences to deliver critical medical and healthcare capabilities at accelerated timescales. From 2014 to May of 2020, he was the president and chief executive officer of The Charles Stark Draper Laboratory, an independent not-for-profit research institution that develops innovative technology solutions in the fields of national security, space, biomedical systems and energy. Prior to that, Dr. Gabriel served as deputy director of the Advanced Technology and Projects (ATAP) group at Google from 2012 to 2014 and as corporate vice president at Google/Motorola Mobility. From 2009 to 2012, he was the deputy director, and then acting director, of the Defense Advanced Research Projects Agency (DARPA) in the Department of Defense. Between 2002 and 2009, Dr. Gabriel was the Co-Founder, Chairman and Chief Technology Officer of Akustica, a fabless semiconductor company that commercialized Micro Electro Mechanical Systems audio devices and sensors. Dr. Gabriel holds SM and ScD degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.
Qualifications: Dr. Gabriel is qualified to serve as director of the Company because of his strong background and experience in management in technology companies, including in his current and recent positions with Wellcome Leap and Draper Laboratory. Dr. Gabriel also brings deep technological expertise and knowledge of the industry to the Company.

Meaghan Lloyd Chief of Staff and Partner, Gehry Partners, LLP
Ms. Lloyd is the chief of staff and a partner at Gehry Partners, LLP, a full service architectural firm with extensive international experience in the design and construction of academic, museum, theater, performance, and commercial projects. Founded in 1962 in Los Angeles, California, Gehry Partners’ mission is to raise architecture to the level of art, while creating buildings that meet the project’s functional and budgetary needs. She has held this position since 2009. Prior to this, she was a designer working with Frank Gehry in the firm. In addition to her duties at Gehry Partners, she served as chief executive officer of Gehry Technologies, Inc., a cloud-based software and service company for the architectural, engineering and construction sectors, from 2013 to 2014. Ms. Lloyd received her Bachelor of Science in Architectural Studies from the University of Illinois, Champaign-Urbana and her Master of Architecture from Yale University. She is a board member of Turnaround Arts California.
Qualifications: Ms. Lloyd is qualified to serve as a director of the Company because she brings a valuable combination of operational and project management expertise, and because of her significant industry knowledge and experience in the areas of architecture, construction, and design from her work with Gehry Partners, LLP.

16 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

Sandra MacQuillan Executive Vice President and Chief Supply Chain Officer, Mondelez Global LLC
Ms. MacQuillan is executive vice president and chief supply chain officer at Mondelez Global LLC, a multinational food and beverage company. From 2015 to May 2019, she was senior vice president and chief supply chain officer at Kimberly-Clark Corporation, with responsibility globally for procurement, manufacturing, logistics, quality, safety, and sustainability. From 2009 to 2015, Ms. MacQuillan served as global vice president, supply chain for Global Petcare, a $15 billion business of Mars, Incorporated and was responsible for procurement, manufacturing, engineering, and logistics. During her tenure at Mars, she also served in a variety of operations and supply chain roles since joining the company in 1994. Ms. MacQuillan has extensive international experience in procurement, technology, and engineering, and has lived and worked in the UK, Czech Republic, Russia, Middle East, Belgium and now in the U.S. Ms. MacQuillan earned her bachelor's degree in mechanical engineering with honors from the University of Greenwich, UK and was awarded Chartered Engineer status from the Institution of Mechanical Engineers, London.
Qualifications: Ms. MacQuillan is qualified to serve as a director of the Company because of her extensive business operations experience, particularly in the areas of supply chain and logistics management, gained from her roles at several large multinational companies. Ms. MacQuillan also brings a strong international business perspective and broad domain knowledge and experience in procurement, technology and engineering.

Robert G. Painter President and Chief Executive Officer of the Company
Mr. Painter became Trimble’s president and chief executive officer in January 2020, having first joined the Company in 2006. From 2016 through 2019, he served as the Company's chief financial officer, responsible for Trimble’s worldwide finance operations. In 2015, Mr. Painter was appointed vice president of Trimble Buildings, a Trimble group focused on “building information modeling” (BIM)-centric businesses that span the design-build-operate continuum of the building lifecycle. From 2011 to 2014, he served as general manager of the Company’s joint venture with Hilti, which was created to foster collaborative development of product innovations for the building construction industry. From 2009 to 2010, he served as general manager of the Company’s Construction Services Division. Mr. Painter joined Trimble in 2006 and assumed leadership of Trimble’s business development function, leading acquisition and corporate strategy activities. Prior to joining the Company, Mr. Painter served in a variety of management and finance positions at Cenveo, Rapt Inc., Bain & Company, Whole Foods Market, and Kraft Foods. Mr. Painter holds a bachelor's degree in finance from West Virginia University and an MBA from Harvard University.
Qualifications: Mr. Painter is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s businesses, finances, and operations, resulting from his service in various senior management roles in different functional areas and operating divisions of the Company, including his service as chief financial officer of the Company from 2016 to 2019. In addition, Mr. Painter brings to the Board of Directors extensive operating and finance experience from his senior roles in other large companies prior to joining the Company.

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Mark S. Peek Executive Vice President, Managing Director and Head of Workday Ventures
Mr. Peek is executive vice president, managing director and head of Workday Ventures, the strategic investment arm of Workday, Inc., a leading provider of enterprise cloud applications for finance and human resources. He has held this position since February 2018. From June 2015 to February 2018, Mr. Peek was co-president of Workday. He joined Workday in June 2012 as chief financial officer and served in that capacity until April 2016. From December 2011 to June 2012, Mr. Peek also served on the board of directors of Workday. Prior to joining Workday, Mr. Peek was president, business operations and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as chief financial officer of VMware, Inc. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Since May 2021, Mr. Peek has served on the Board of Directors of SentinelOne, a provider of autonomous cybersecurity solutions. Mr. Peek also serves on the Advisory Board of the Foster School of Business at the University of Washington. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.
Qualifications: Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, as well as his industry knowledge regarding “software as a service” (SaaS) and cloud computing. Mr. Peek brings key financial expertise gained through his service as chief financial officer at Workday, Inc., as chief financial officer at VMware, as chief accounting officer at Amazon.com, and his 19 years of experience at Deloitte. Mr. Peek brings valuable technology industry knowledge from his role as managing director and head of Workday Ventures and his prior service as co-president of Workday.

Thomas Sweet Chief Financial Officer, Dell Technologies
Mr. Sweet is Chief Financial Officer of Dell Technologies, a global information technology company, where he oversees all aspects of the company's finance function, including Dell Financial Services and Dell Technologies Capital, as well as global business operations and corporate strategy. He joined Dell in 1997 and held leadership positions in finance, sales and in various corporate business units before being named CFO in 2014. Prior to joining Dell Technologies, Mr. Sweet was vice president of accounting and finance for Telos Corporation, a cyber, cloud and enterprise security company, and before that he spent 13 years with Price Waterhouse providing audit and accounting services to the technology industry. He currently serves on the Salvation Army Central Texas Advisory Board and on the University of Texas McCombs School of Business Advisory Board. Mr. Sweet received a bachelor’s degree in business administration from Western Michigan University and is a CPA.
Qualifications: Mr. Sweet is qualified to serve as a director of the Company because of his deep expertise in finance, business operations and corporate strategy gained from his roles at Dell, a major global information technology company. Mr. Sweet also brings decades of experience and insight into the way technology is transforming the world of data. Mr. Sweet’s leadership in helping Dell evolve to become one of the world's major technology companies provides the Company with valuable insight as it implements its long-term growth strategy.

18 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

Johan Wibergh Group Technology Officer and Chief Information Officer, Vodafone
Mr. Wibergh is Group Technology Officer and Chief Information Officer of Vodafone, a global telecommunications provider. He has held that position since May 2015. Before joining Vodafone, Mr. Wibergh held various management positions at Ericsson since 1997, including, from 2008, Executive Vice President and Head of Business Unit Networks. Prior to that, he held various management positions in other businesses in the information technology (IT) industry. Mr. Wibergh serves on the board of Vantage Towers AG, representing Vodafone, which is the majority shareholder of this leading European mobile telecommunications tower infrastructure operator. Mr. Wibergh holds a Master in Computer Science from Linköping University in Sweden, and has attended various executive management programs during his career.
Qualifications: Mr. Wibergh is qualified to serve as director of the Company because he brings valuable expertise in technologies relevant to the Company, including network and wireless connectivity, cybersecurity, and cloud computing. Mr. Wibergh also has a strong background in managing technology businesses and international operations, including as a result of his current position as Group Technology Officer and Chief Information Officer of Vodafone.

Vote Required
Directors are currently elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Accordingly, the nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Pursuant to our majority voting policy, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board of Directors within five days following the certification of the election results. Within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. We will then publicly disclose the determination of the Board of Directors. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present, but they will not be taken into account in determining the outcome of the election of directors.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the nominees named above. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted “for” the election of all of the director nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the election of the above-named nominees to the Board of Directors.
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ITEM 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
This proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal gives our stockholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.
The Say on Pay vote is a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as described in the “Compensation Discussion and Analysis” section later in this proxy statement, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management.
The Say on Pay vote allows our stockholders to express their opinions regarding the decisions of the Compensation Committee with respect to the 2021 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on, or overrule, any decisions by the Board of Directors. In addition, it will not create or imply any additional fiduciary duty on the part of the Board of Directors.
The Company is providing its stockholders with the opportunity to cast an advisory Say on Pay vote every year, until the next advisory vote on the frequency of such votes.
At the Company’s 2021 Annual Meeting of Stockholders, 89.1% of the votes cast were in favor of the Say on Pay vote and our executive compensation program. In reviewing our executive compensation policies and practices since the vote, our Board of Directors and Compensation Committee have been mindful of the level of support that our stockholders expressed for our approach to executive compensation. Following their annual review of our executive compensation philosophy, the Board of Directors and Compensation Committee decided to retain our general approach to executive compensation.
Your advisory vote will serve as an additional tool to help guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders. The Compensation Committee and the Board of Directors take into account the outcome of the vote as a part of their considerations in determining future compensation arrangements for our Named Executive Officers.
The Company and the Board of Directors believe that our compensation policies and practices for our Named Executive Officers are aligned with the long-term interests of our stockholders because our policies emphasize pay-for-performance, and our mix of short- and long-term incentives provide a balance between the Company’s short-term goals and long-term performance. As such, the Board of Directors recommends that stockholders vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.
Vote Required
Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting via the internet or by proxy on this proposal.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.
20 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

ITEM 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors intends to appoint Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year ending December 30, 2022. EY has served in this role since 1986. The Company anticipates that a representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and may be available to answer any appropriate questions.
Principal Accounting Fees and Services
The following table presents fees billed by EY for audit services and other services rendered for the audit of the Company’s annual financial statements for the last two fiscal years, and fees billed by EY for other services rendered during those periods (in thousands).

Category	Fiscal Year Ended December 31, 2021	Fiscal Year Ended January 1, 2021
Audit Fees (1)	$5,833	$5,161
Audit-Related Fees	—	—
Tax Fees (2)
Tax Compliance	247	426
Tax Planning & Tax Advice	751	357
Total Tax Fees	$998	$783
All Other Fees	—	—
(1)    Represents the audits of the Company’s annual financial statements and internal control over financial reporting; review of financial statements included in the Company’s Form 10-Q quarterly reports; accounting consultations; and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)    Represents various tax compliance and filing services with respect to U.S. and international tax matters, as well as tax planning advice related to acquisitions, integration activities and general matters.
Audit Committee Pre-Approval of Policies and Procedures
The Audit Committee is responsible for appointing, approving the plan for audit and related services and fees, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a pre-approval procedure for all audit and permissible other services to be performed by EY. The pre-approval policy requires that requests for services by the independent registered public accounting firm be submitted to the Company’s CFO for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All services performed by EY were approved by the Audit Committee. The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining EY’s independence.
Vote Required
Ratification of the appointment of EY as the Company’s independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting either via the internet or by proxy on this proposal. In the event that such ratification by the stockholders is not obtained, the Audit Committee and the Board of Directors will reconsider such selection.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of EY as the independent registered public accounting firm of the Company for the current fiscal year ending December 30, 2022.

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BOARD MEETINGS AND COMMITTEES; DIRECTOR INDEPENDENCE
The Board of Directors held 5 meetings during the 2021 fiscal year. No director attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the meetings of the committees upon which such director served in the 2021 fiscal year (during the periods in which such director served in each such capacity). It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the current members of the Board of Directors who were directors at the time of the 2021 annual meeting attended the annual meeting.
As a result of its annual review and based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board of Directors has determined that each of the directors besides Mr. Berglund and Mr. Painter are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In making this determination, the Board of Directors considered the current and prior relationships of each non-employee director, or any of his or her family members, has with the Company, our senior management and our independent registered public accounting firm, and all other facts and circumstances deemed relevant in determining their independence.
Stockholder Communications with Directors
The Board of Directors has established a process to receive communications from stockholders. Stockholders of the Company may communicate with one or more of the Company’s directors (including any board committee) by mail in care of Board of Directors, Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085. Such communications should specify the intended recipient or recipients. The Corporate Secretary periodically will forward such communications or provide a summary to the Board of Directors or the relevant members of the Board of Directors.
Board Leadership Structure; Oversight and Risk Management
The Company currently separates the positions of chief executive officer, executive chairman of the Board of Directors and Lead Independent Director. In connection with Mr. Peek’s appointment as Lead Independent Director, the Board of Directors considered Mr. Peek’s demonstrated leadership during his tenure as a member of the Board of Directors and Audit Committee, and believes that Mr. Peek’s ability to act as a strong Lead Independent Director provides balance in the Company’s leadership structure and helps ensure a strong, independent and active Board.
Our executive chairman of the Board of Directors, Steve Berglund, is responsible for presiding and setting the agenda at full sessions of the Board of Directors, in consultation with our CEO, and recommending committee assignments to the Nominating and Corporate Governance Committee. Our Lead Independent Director is elected by and from the independent directors and presides at executive sessions of the Board of Directors, in addition to coordinating the activities of the independent directors and committee chairpersons and facilitating communications between the other members of the Board of Directors. Our CEO is responsible for the day-to-day operations of the Company. Separating the positions of CEO, executive chairman of the Board of Directors, and Lead Independent Director allows our CEO to focus on our day-to-day business, while allowing the executive chairman and the Lead Independent Director to lead the Board of Directors in its fundamental role of providing independent advice to, and oversight of, management. The Board of Directors believes that this leadership structure with an executive chairman who is our former chief executive officer and a strong Lead Independent Director provides balance, is in the best interests of the Company and its stockholders, and is the appropriate leadership structure for the Company at this time.
The Board of Directors has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company's senior management. The Board of Directors also oversees sustainability and ESG strategy, as well as cybersecurity risk at the Company, with the Audit Committee receiving regular updates on cybersecurity risk management and through escalation processes that provide for timely notice to the Audit Committee of any material developments. The Audit Committee has oversight of the Company's financial matters, internal controls, financial reporting and internal investigations relating to financial misconduct. The Compensation Committee has oversight of our compensation policies and practices. Our Nominating and Corporate Governance Committee is responsible for the independence and qualification of the board members and the Company's corporate governance principles, and also engages with management on sustainability and other ESG strategies and initiatives. The committees report their activities back to the Board of Directors. In addition, members of the Company's senior management
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attend meetings of the Board of Directors to discuss strategic planning and risks and opportunities for the Company's business areas, in addition to answering any questions that the Board of Directors may raise.
Committee Membership
The composition of the committees of the Board of Directors is as set forth below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James C. Dalton
Börje Ekholm
Ann Fandozzi
Kaigham (Ken) Gabriel
Meaghan Lloyd
Sandra MacQuillan
Mark S. Peek
Thomas Sweet
Johan Wibergh
= chair = member
Audit Committee
The Board of Directors has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The current members of the Audit Committee are directors Gabriel, Peek, and Sweet. Director Peek currently serves as the committee chair. The Audit Committee held 8 meetings during the 2021 fiscal year.
The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/corporate-governance. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate the independent registered public accounting firm, and to provide such additional information as the Audit Committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Directors' attention.
All Audit Committee members are independent directors as defined by applicable NASDAQ Marketplace Rules and listing standards. All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board of Directors has determined that each of directors Peek and Sweet is a “financial expert” as that term is defined in the rules promulgated by the SEC. Mr. Peek has an extensive accounting and financial management background, which includes holding positions as chief financial officer and chief accounting officer with several leading publicly-traded technology companies, and almost two decades of experience with Deloitte. Mr. Sweet has deep expertise in finance and accounting, including from serving as the CFO of Dell Technologies,
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prior-company leadership roles in finance and accounting, and more than a decade of experience at Price Waterhouse
Compensation Committee
The Board of Directors has a standing Compensation Committee, comprised of directors Ekholm, Fandozzi, Lloyd and Wibergh. Director Ekholm currently serves as the committee chair. The Compensation Committee held 4 meetings during the 2021 fiscal year.
The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/corporate-governance. The purpose of the Compensation Committee is to make decisions with respect to all forms of compensation to be paid or provided to the Company’s executive officers, in consultation with the full Board of Directors where appropriate. See “Compensation Discussion and Analysis” later in this proxy statement for a detailed discussion.
All Compensation Committee members are independent as defined by applicable NASDAQ Marketplace Rules and listing standards. The Compensation Committee retains its own independent advisor to assist in committee matters and the Compensation Committee has the authority to hire and terminate this advisor at its discretion.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.
Risk Assessment
In setting compensation, our Compensation Committee considers the risks to our stockholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, cash incentive plans and equity plans. The management team provided its findings to the Compensation Committee for review and consideration. Following this ongoing assessment, the Compensation Committee concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example:
Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance and that focus on varying performance metrics, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.
Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific performance targets established by the Compensation Committee. These performance targets are directly and specifically tied to financial performance metrics for the Company and/or divisions for the applicable fiscal year. Payments are made based on actual achievement of Company performance goals, and not estimated performance.
Use of Long-Term Incentive Compensation: Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term. In addition, since 2015, a significant portion of equity awards granted to our executives includes performance-based vesting. These awards, for which vesting is typically based upon either our total shareholder return relative to the component stocks of the S&P 500 Index or S&P 400 Index, or upon the achievement of specific financial objectives by the Company, further align the compensation of our executives with the long-term interests of our stockholders.
Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit, and our human
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resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs, including for our executives. In addition, the Compensation Committee engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.
Nominating and Corporate Governance Committee
The Board of Directors has a standing Nominating and Corporate Governance Committee (“Nominating and Governance Committee”), comprised of directors Dalton, Lloyd, MacQuillan and Peek. Director Lloyd serves as committee chair. The Nominating and Governance Committee met 4 times during the 2021 fiscal year.
The Nominating and Governance Committee is governed by a charter that is posted on the Company’s website at investor.trimble.com/corporate-governance. The purpose of the Nominating and Governance Committee is to recommend to the Board of Directors individuals qualified to serve as directors of the Company, and on committees, and to advise the Board of Directors with respect to composition, procedures and committees. Additionally, the Nominating and Governance Committee develops and recommends to the Board of Directors corporate governance principles applicable to the Company and oversees the implementation of these principals, and also engages with management on sustainability and other ESG strategies and initiatives.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate be considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and the recommendation must include the following information and otherwise comply with Section 6 of Article II of our Bylaws:
•The name of the stockholder and evidence of the stockholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership, and information regarding all shares of stock of the Company owned by such stockholder's affiliates or associates;
•The stockholder's representation that he or she intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;
•The name, age, business address and residence address of the candidate;
•The principal occupation or employment of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and information regarding all shares of stock of the Company, which are owned by the candidate or his or her affiliates or associates;
•The candidate's written representation and agreement that, if elected as a director of the Company, such person has not given any commitment or assurance to any person or entity as to how such person would act or vote on any issue or question and will not enter into any undisclosed agreement with any person or entity other than the Company with respect to any director or indirect compensation in connection with service or action as a director of the Company;
•The candidate’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors; and
•An undertaking by both the nominating stockholder and the candidate to furnish promptly such other information as the Company may reasonably request.
The stockholder recommendation and information described above must be sent to the Nominating and Corporate Governance Committee's Chair in care of the Corporate Secretary at Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085 and must be received by the Corporate Secretary not earlier than January 25, 2023 and not later than February 24, 2023, except if the annual meeting for 2023 is called for a date earlier than April 30, 2023 or later than June 19, 2023, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2023 is mailed or the date the Company announces the date of the annual meeting for 2023, whichever occurs first.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate possession of such knowledge, experience, skills, expertise,
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international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest, and diversity, so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NASDAQ listing requirement.
The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders. In 2021, Ms. Fandozzi and Mr. Sweet were identified as candidates by the Nominating and Governance Committee based upon their qualifications described under Item 1 – Election of Directors, above.
Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating and Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.
26 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

NON-EMPLOYEE DIRECTOR COMPENSATION
Our non-employee directors (“Outside Directors”) receive compensation according to the terms of the Board of Directors Compensation Policy (“Board Compensation Policy”). The policy was approved by the Board of Directors following recommendation of the Compensation Committee in consultation with its external compensation consultant, utilizing benchmarking against peer group companies. Under the Board Compensation Policy that was in effect for fiscal 2021, Outside Directors were eligible to receive the following (note that the policy has since been amended, as described below under “Changes to Non-Employee Director Compensation and Stock Ownership Guidelines Effective for Fiscal 2022”):
•an annual cash retainer of $60,000, payable on a quarterly basis, for each one-year period starting July 1 and ending June 30; and
•upon election or re-election at the annual meeting of stockholders, a restricted stock unit (“RSU”) award for that number of shares of the Company’s common stock determined by dividing the target dollar amount of $277,000 by the 20-day average of the Company’s closing stock price ending on the date of grant.
In addition, our Outside Directors are reimbursed for local travel expenses or paid a fixed travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company.
The RSU awards vest in full after one year. If an Outside Director is appointed or elected to the Board of Directors at a time other than the annual meeting, the initial RSU award will be prorated to account for the number of months that have already elapsed since the last annual meeting. If an Outside Director resigns or voluntarily terminates service as a member of the Board of Directors, any unvested RSU award shall vest at such time on a pro rata basis based upon the number of months of service since the last annual meeting of stockholders.
The target dollar amount for determining the number of RSU shares may be revised based upon appropriate compensation benchmarks presented to and approved by the Compensation Committee and the Board of Directors. The target dollar amount was revised for 2022, as described below under “Changes to Non-Employee Director Compensation and Stock Ownership Guidelines Effective for Fiscal 2022”
Non-Employee Director Compensation Table
The table below shows the compensation earned by each Outside Director in the fiscal year ended December 31, 2021. Mr. Berglund and Mr. Painter are not Outside Directors and they receive no additional compensation for their service as directors. Their compensation from the Company is fully reflected in the “Summary Compensation Table” set forth later in this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total($)
James C. Dalton	60,000	253,714	313,714
Börje Ekholm	60,000	253,714	313,714
Ann Fandozzi (3)	15,000	241,595	256,595
Kaigham (Ken) Gabriel	60,000	253,714	313,714
Merit E Janow (4)	30,000	—	30,000
Meaghan Lloyd	60,000	253,714	313,714
Sandra MacQuillan	60,000	253,714	313,714
Ronald S. Nersesian (4)	30,000	—	30,000
Mark S. Peek	60,000	253,714	313,714
Thomas Sweet (5)	—	—	—
Johan Wibergh	60,000	253,714	313,714
(1)    The amounts in this column represent a cash retainer, paid quarterly. Amounts shown may include amounts earned during the fiscal year but paid after fiscal year end.
(2)    The amounts in this column represent the grant date fair value of RSU awards granted to each director re-elected at the 2021 annual meeting of stockholders (or, in the case of Ms. Fandozzi, upon her appointment to the Board). The grant date fair value, calculated pursuant to Topic 718 of the Financial Accounting Standard Board’s Accounting Standards
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Codification, was estimated based on the closing price of our common stock on the date of grant. At fiscal year end, the directors held the following numbers of outstanding unvested RSUs: Ms. Fandozzi, 2,682, and each other Outside Director listed in the table (besides Ms. Janow, Mr. Nersesian, and Mr. Sweet – see footnotes 4 and 5 below), 3,436.
(3)    Ms, Fandozzi, who became a member of the Board of Directors effective August 16, 2021, received cash Board fees for one quarter of 2021, and received a grant of RSUs at the time of her appointment.
(4)    Ms. Janow and Mr. Nersesian each retired from the Company’s Board of Directors effective as of May 12, 2021.
(5)    Mr. Sweet became a member of the Board of Directors effective January 15, 2022.
Non-Employee Director Stock Ownership Guidelines
In February 2013, we adopted a policy that required each Outside Director to own a minimum number of shares of the Company’s common stock equal to a value of $200,000 to help align the personal interests of the directors with the interests of stockholders. This value increased to $350,000 in fiscal 2022, as described in the section immediately below. The shares counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. New directors have five years from appointment to meet the minimum stock ownership level. All of the Outside Directors to whom the minimum ownership levels apply have met the requirement as of the Record Date.
Changes to Non-Employee Director Compensation and Stock Ownership Guidelines Effective for Fiscal 2022
In 2021, the Compensation Committee, with the assistance of its external compensation consultant, performed a review of the Board Compensation Policy with benchmarking against peer group companies, and recommended changes to the policy, which the Board of Directors adopted in February 2022. The changes (i) increased the annual cash retainer, which is payable in quarterly installments, by $5,000, from $60,000 to $65,000, commencing with the Company’s third quarter, and (ii) increased the annual equity grant, which is in the form of a grant of RSUs, by $8,000, from $277,000 to $285,000. This will result in an increase of $13,000 to Outside Director annual compensation, from $337,000 to $350,000, effective for fiscal 2022.
The Board of Directors also approved an amendment to the Company’s Director Stock Ownership Guidelines to increase the required minimum share ownership for members of the Board by $150,000, from $200,000 to $350,000.
The amended Board Compensation Policy was filed as Exhibit 10.1 to the Company’s Current Report on Form 8‑K filed February 28, 2022.
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Executive Compensation
The executive compensation sections of the proxy statement contain information about the Company’s compensation policies and practices and the application of those policies and practices with respect to our Named Executive Officers. Under the SEC rules, the Company’s “Named Executive Officers” (or “NEOs”) are the Company’s chief executive officer (“CEO”), chief financial officer (“CFO”), and the three other executive officers who received the highest amounts of compensation during the fiscal year, which for fiscal year 2021 (“fiscal 2021” or “2021”) included our Executive Chairman of the Board and two of our Senior Vice Presidents. The following is a brief description of each of the Executive Compensation sections:
Compensation Discussion and Analysis. This section describes the elements of our compensation policies and the application of those policies to our Named Executive Officers.
Compensation Committee Report. This section contains a report of the Compensation Committee of our Board of Directors regarding the Compensation Discussion and Analysis section.
Executive Compensation Tables. This section describes the amounts or values and types of compensation earned by our Named Executive Officers.
Post-Employment Compensation. This section describes certain benefits and payments that our Named Executive Officers would be eligible for in the event of termination of employment, a change in control event, retirement, or death.
CEO Pay Ratio. This section discloses the median of the annual total compensation of all our employees, the annual total compensation of our President and CEO, and the ratio of these two amounts.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. For fiscal 2021, our Named Executives Officers were:
•Robert G. Painter, our President and CEO
•David G. Barnes, our Senior Vice President and CFO
•Steven W. Berglund, our Executive Chairman of the Board
•Manolis Kotzabasakis, our Senior Vice President, Construction Enterprise Software
•Darryl R. Matthews, our Senior Vice President, Natural Resources
This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives, provides context for the compensation actions approved by the Compensation Committee of our Board of Directors (the “Compensation Committee”), and explains the compensation arrangements of our Named Executive Officers.
Business Highlights
Our Business
Trimble is a leading provider of technology solutions that enable professionals and field mobile workers to improve or transform their work processes and drive a more sustainable future. Our comprehensive work process solutions are used across a range of industries including architecture, building construction, civil engineering, geospatial, survey and mapping, agriculture, natural resources, utilities, transportation, and government. Our representative customers include construction owners, contractors, engineering and construction firms, surveying companies, farmers and agricultural companies, energy and utility companies, trucking companies, and state, federal, and municipal governments.
Fiscal 2021
Fiscal 2021 presented many of the same global challenges as fiscal 2020, but also new opportunities. The global pandemic caused by COVID-19, and the related supply chain disruptions, affected almost all of the markets that we serve. Despite the macroeconomic and supply chain challenges, we achieved record levels of annualized recurring revenue, revenue, profit, earnings per share and operating cash flow. We continued to advance our Connect and Scale 2025 strategy, investing in people, process, and technology. We also continued to develop the
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competitive strengths of our core businesses, while focusing on a healthy balance for our business portfolio with respect to end market exposure, geographic diversity, and business model mix. Our strategy is to connect stakeholders across industry lifecycles and to transform customer workflows.
We finished 2021 with software, services, and recurring revenues representing approximately 55% of total Company revenue. We reached $1.41 billion in annualized recurring revenue in the fourth quarter of the year, up 9% compared to the fourth quarter of the prior year. Compared to 2020, total revenue grew 16%, net income was up 26%, and adjusted EBITDA was up 17%. The total shareholder return of Trimble’s stock over 2021 was 30.6%, with a cumulative return of 164.9% over the past three years.
Environmental, Social and Governance (ESG)
2021 continued to present many unique macro environmental challenges, including the continuation of a global pandemic, highly competitive labor markets, global economic volatility as well as heightening environmental and social justice concerns. As a Company, we recognize the importance of navigating talent and compensation programs and decisions during this unprecedented time and have been thoughtful to provide rewards that are in support of the Company’s business and talent strategy in the context of the environment we are operating in. Notably, the Company has taken deliberate actions to make a difference with employees, and communities, with the support of and oversight by the Compensation Committee, including:
•implementing new executive performance equity awards in 2022 that incentivize our management to achieve carbon emissions reductions and increase diversity in the workforce,
•improving the recruitment, retention, engagement and development of our diverse workforce, and strengthening our capability and insights around inclusion and demographic data, internally and externally,
•ensuring we offer competitive rewards, recognition and well-being programs that meet the diverse needs of our employees, and
•investing in our employees’ career growth by offering a wide range of development opportunities that promote learning and growth.
Long-term growth strategy
Trimble Connect and Scale. In 2020, we initiated Trimble Connect and Scale, a multi-year, platform growth strategy. This strategy contains two elements. The first element, Connect, aims to connect customer workflows, industry life cycles, and solution offerings, so that we can continue to transform the way our customers work. This includes integrating more of our customers’ data through cloud offerings and making more of our solutions available over time on a subscription basis. When end users interact on a shared, online platform, the overall value that is created increases as the number of end-user participants increases. This network effect means that the willingness of developers, partners, or end users to engage increases as the number of network participants grows, which further enhances the platform experience and end-user value. The second element, Scale, aims to invest in the people, processes, and technologies that are necessary to streamline and standardize our internal processes, provide a seamless experience for our customers as they engage with our connected solutions, and enable us to continue to grow our business efficiently and effectively for many years into the future.
Sustainability. The global economy is experiencing a fundamental shift toward sustainability driven through broad stakeholder engagement, with a focus on decarbonization. Historically, by delivering productivity and efficiency gains, Trimble products have delivered sustainability for our customers, and we envision more opportunities to deliver expanded carbon reductions and other sustainability benefits, such as water management in agriculture and utilities, for our customers through Connect and Scale and the other elements of our strategy described below.
Additional elements of our long-term growth strategy include:
Increasing focus on software and services. Software and services targeted for the needs of vertical end markets are increasingly important elements of our solutions and are core to our growth strategy.
Focus on attractive markets with significant growth and profitability potential. We focus on large markets historically underserved by technology that offer significant potential for long-term revenue growth, profitability, and market leadership.
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Domain knowledge and technological innovation that benefit a diverse customer base. We have over time redefined our technological focus from hardware-driven point solutions to integrated work process solutions by developing domain expertise and heavily reinvesting in research and development and acquisitions.
Geographic expansion with localization strategy. We view international expansion as an important element of our strategy, and we continue to position ourselves in geographic markets that will serve as important sources of future growth.
Optimized go-to-market strategies to best access our markets. We utilize vertically focused go-to-market strategies that leverage domain expertise to best serve the needs of individual markets both domestically and abroad.
Strategic acquisitions. Organic growth continues to be our primary focus, while acquisitions serve to enhance our market position. We acquire businesses that bring domain expertise, geographic presence, technology, products, and distribution capabilities that augment our portfolio and allow us to penetrate existing markets more effectively, or to establish a market beachhead.
Venture fund investments. In 2021, we announced a newly formed strategic venture fund. With this fund, we expect to invest up to $200 million in early- to growth-stage companies that can accelerate innovation and effectively bring new solutions to our customers and the industries that we serve and would give us an early, inside look and stake in emerging business and technology solutions.
In support of our strategy, we have articulated a framework we call the Trimble Operating System, which calls on us to continually focus on the following three dimensions:
•breakout growth strategy, including Trimble Connect and Scale,
•extraordinary people, with an emphasis on fostering a diverse and inclusive work environment, and
•execution excellence, across both short-term and long-term horizons.
These build on and reinforce each other to create a high-performing organization. In fiscal 2021, the COVID‑19 pandemic kept the vast majority of our employees working remotely, but Trimble’s people continued to inspire purpose and vision, engage to draw out the best from each other, and achieve meaningful results.
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Overview of Executive Compensation
Compensation Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices, while also considering market best practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.
The following summarizes the key features of our executive compensation and related policies and practices:

What we do	What we don’t do
Use a pay-for-performance philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance. A substantial portion of each executive officer’s target total direct compensation is dependent upon our stock price and/or total shareholder return.
Maintain an independent compensation committee. The Compensation Committee consists solely of independent directors.
Retain an independent compensation advisor. The Compensation Committee engages its own compensation advisor. This consultant performed no consulting or other services for us in 2021.
Review executive compensation annually. The Compensation Committee conducts an annual review and approval of our compensation strategy, and an annual compensation-related risk profile review to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking.
Place compensation “at risk.” Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.
Maintain a stock ownership policy. We maintain a stock ownership policy that requires our CEO, CFO, Named Executive Officers and other key executives to maintain a significant ownership level of our common stock.
Maintain a compensation recovery (“clawback”) policy. In the event of a material restatement of our financial results, this policy allows for the recovery of certain compensation from our executive officers.
Hold an annual stockholder advisory vote on executive compensation. We conduct an annual stockholder advisory vote on the compensation of our CEO and Named Executive Officers.

No executive retirement plans. We do not offer executive-only pension arrangements or retirement plans to our executive officers (although certain eligible executives may participate in the Age & Service Equity Vesting Program as described below).
No significant perquisites. We do not provide substantial perquisites or other personal benefits to our executive officers.
No tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any benefits, other than related to standard relocation benefits.
No special health or welfare benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
No hedging or pledging of our equity securities. We prohibit our executive officers, the members of our Board of Directors and other employees from hedging or pledging our equity securities.
No stock option re-pricing. Our employee equity plan does not permit options to be repriced to a lower exercise or strike price without the approval of our stockholders.
No single trigger on change in control. An executive must experience a termination of employment in order for change-in-control benefits to occur.

Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we are likely to provide fixed compensation at relatively lower levels and variable compensation at relatively higher levels, in comparison to our peers or other standard measures. We have designed our overall executive compensation program to achieve the following primary objectives:

Objective	Program Design

Hire and retain highly talented executives	Our compensation programs are structured to be market competitive and internally equitable
Motivate through pay for performance	The majority of pay of executives is at-risk and performance-based to help achieve Company growth and our business strategy
Alignment with shareholders	Our compensation programs are designed to align our executive officers’ interests with those of our shareholders to drive the creation of sustainable long term value
Alignment across our workforce	Programs are structured from the CEO down through the entire workforce in a manner that reinforces the Company’s overall goals and fosters alignment across all levels of the organization
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2021 Executive Compensation Highlights
Following are highlights regarding the compensation of our Named Executive Officers for 2021, including key actions taken by the Compensation Committee in light of our overall operating environment and the results described above.
•Base Salaries and Annual Cash Bonus Program. The Company entered 2021 with solid momentum following strong results in 2020 that exceeded expectations, particularly given the unprecedented impacts of the COVID-19 pandemic. In light of the Company’s performance heading into 2021 and outlook for 2021, several components of our compensation program were reintroduced following their temporary cancellation in 2020:
General Base Salary Increases: A company-wide merit adjustment was approved, including for our Named Executive Officers, who participated on the same terms. Annual salary reviews were reintroduced following company-wide pay freezes in 2020. Our Named Executive Officers received base salary adjustments of between 0% and 6%, to create alignment with the peer group and to reflect an appropriate balance between base salary and other components of total target compensation and each Named Executive Officer’s responsibilities and contributions.
New Broad-based Annual Cash Bonus Program: In 2021, we also reintroduced cash bonus opportunities for executives following the cancellation of our prior cash bonus program in 2020. In February 2021 we introduced the Trimble OneBonus Plan (“TOP”), our new cash bonus program for a broad, global employee base, including our Named Executive Officers. TOP replaced our prior Management Incentive Plan (MIP) and consolidated other non-executive employee bonus plans available to the broader workforce into a single global plan to foster shared accountability, alignment and coordination across our businesses. For the majority of participants, at least 30% of the target opportunity is based on the achievement of corporate-wide financial performance objectives, with our executives having either 100% or 50% of their targets based on such corporate-level results. The plan is structured around key Trimble financial objectives that employees have a significant role in helping achieve: at the corporate level this is revenue (20%), annualized recurring revenue (40%) and adjusted EBITDA (40%). Given the market uncertainty at the time of design, the plan for 2021 featured two half year performance periods with goals set and approved at the beginning of each period. The final payout was based on the average performance outcomes of the two periods. The Compensation Committee, in consultation with its independent compensation consultant determined to structure the 2021 TOP with two half year performance periods to balance the challenges of setting targets within the context of a highly unpredictable environment due to the COVID-19 pandemic with the objective of ensuring the plan remained formulaic, avoiding discretionary adjustments. The 2022 TOP will revert to a single annual performance period. In 2021, the cash bonus payments for our Named Executive Officers under TOP ranged from 166% to 190%, except for Mr. Berglund who, as Executive Chairman, is not a participant in TOP. A detailed description of TOP and the performance outcomes for 2021 is provided under “Details of 2021 Executive Compensation – Annual Cash Bonuses,” below.
•2021 Long Term Incentive Awards. In 2021, the Compensation Committee determined the long-term incentive (“LTI”) equity awards to be granted to our Named Executive Officers, including our CEO, over the annual cycle would be a combination of Performance Restricted Stock Units (“PRSUs”) and time‑vesting Restricted Stock Units (“RSUs”) for shares of our common stock. Generally, 50% of the total 2021 target LTI value awarded to our Named Executive Officers was awarded in the form of PRSUs and 50% was in the form of RSUs (except for our CEO, who has a 60/40 split emphasizing PRSUs, and Mr. Kotzabasakis, who has a 54/46 split, also emphasizing PRSUs, and excluding in each case the RSUs issued under the “Replacement Bonus Program for 2020,” described below). Of the PRSUs, half were based on relative total shareholder return (“TSR”), measured against the S&P 500 over 3 separate measurement periods of 1, 2 and 3 years, and the other half were based on growth in annualized recurring revenue. Mr. Berglund, our Executive Chairman, received no LTI awards in 2021.
•Replacement Bonus Program for 2020. As noted above, our prior cash bonus program was cancelled for 2020. In 2021, following an impressive effort in 2020 against a difficult environment, which resulted in unexpected performance and momentum entering 2021, the Compensation Committee approved a one‑time incentive payment to our bonus eligible employees and senior executives, including the Named Executive Officers, equating to 69% of their 2020 annual target bonus amount that had been set under
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the 2020 cash bonus program (which was cancelled later in 2020). For our senior executives and Named Executive Officers, the bonus was paid in the form of RSUs that were granted in February 2021 and vest after one year, subject to the executive’s continued employment on the vesting date. Paying the bonus in time-vested RSUs was determined by the Compensation Committee to be appropriate given the desire to prioritize cash payouts for our general employees, as well as the retention and incentive benefits of issuing equity awards to our executives. Mr. Berglund is not a participant under the bonus program and so did not receive such a grant, but he did receive an RSU in connection with his continuing service as Executive Chairman.
2021 Pay-for-Performance Philosophy
We believe our executive compensation program is competitive relative to the market and our peer group, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment, and to motivate and reward individual initiative and collective success, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk”, and dependent on operating results and long-term growth against key financial measures and stock price performance. We delivered approximately 62% of CEO and 36% of other Named Executive Officer total direct compensation through awards that link their pay with Trimble’s performance. The only fixed component of pay was base salary.
Compensation in the charts above represents the sum of actual 2021 base salary, annual cash incentive under the TOP, and the grant date value of equity granted during the year, as set forth in the “Executive Compensation Tables” later in this proxy statement.
Annual cash incentive payouts for our Named Executive Officers are aligned to the overall corporate attainment factor applicable to the broader employee base to help to promote consistent Trimble-wide outcomes. These payouts are based on revenue, annualized recurring revenue, and adjusted EBITDA.
We believe that this design provides balanced incentives for our Named Executive Officers to drive financial performance and long-term growth. To ensure consistency with our compensation philosophy, the Compensation Committee regularly evaluates executive tally sheets that demonstrate the relationship between the reported values of the equity awards granted to our executive officers, the amount of realizable compensation from such awards in subsequent years and our total shareholder return over the applicable period.
Summary of 2021 CEO Total Compensation Package
Mr. Painter’s compensation should be considered in light of the fact that his overall compensation package when appointed CEO at the beginning of 2020 was set below median, given that it was his initial appointment as CEO, with the expectation that it could increase significantly as he demonstrated performance. In making its compensation decisions for Mr. Painter in fiscal 2021, the Compensation Committee considered Mr. Painter’s demonstrated leadership and vision in developing and executing on Trimble’s Connect and Scale 2025 growth
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strategy, which was introduced in early 2020, and his exceptional contributions in leading the Company as a new CEO through the challenges of the prior year, along with Trimble’s objectively strong performance in fiscal 2021, despite an uncertain and unprecedented economic environment, with a TSR for the period of 30.6%.
Our executive compensation programs are periodically refined so that they support Trimble’s business goals of both near- and long-term profitable growth. As illustrated below, approximately 93% of the targeted total direct compensation for our CEO in 2021 was “at risk,” consisting of approximately 82% equity and 11% incentive cash, and approximately 60% was performance-based and thus strongly linked to Trimble financial performance and stockholder value. (As calculated for purposes of the Summary Compensation Table set forth later in this proxy statement, approximately 62% of Mr. Painter’s compensation in fiscal 2021 was performance-based.) Only 7% of Mr. Painter’s target compensation, in the form of base salary, was fixed, ensuring a strong link between his targeted total direct compensation and business results.

Chief Executive Officer Target Total Compensation
Year	Annual Base Salary Rate (1)	Target Bonus (2)	Target LTI Value (3)	Target Total Compensation
2021	$900,000	$1,331,250	$10,000,000	$12,231,250
2020	$850,000	$1,062,500	$6,200,000	$8,112,500
(1)    Represents the base salary rate effective as of April 1, 2021.
(2)    Represents bonus paid at 100% achievement of TOP (or, for 2020, MIP) targets, which are typically approved by the Compensation Committee in the first quarter of each year. Actual bonus paid depends on performance against targets, and ranges from 0% if minimum thresholds are not achieved up to 200% of target if there is substantial over-achievement relative to target.
(3)    Reflects the target value of equity awards and may differ from the values provided in the “Summary Compensation Table” set forth later in this proxy statement, which represent the grant date fair value and in some cases use a Monte Carlo analysis when required by FASB ASC Topic 718. These amounts exclude the one-time RSU award issued in lieu of a 2020 cash incentive bonus. Such award is included in the “Summary Compensation Table.”
Following a comprehensive review by the Compensation Committee and with input from its independent compensation consultant, Exequity, Mr. Painter’s compensation package for fiscal 2021, as shown in the table above was adjusted from fiscal 2020 to better reflect the peer group median. The Compensation Committee approved these changes given Mr. Painter’s continued strong performance during an extremely challenging year, and considering that Mr. Painter’s original CEO compensation was intentionally targeted below the peer group median commensurate with Mr. Painter’s promotion as a new CEO in 2020. Mr. Painter’s fiscal 2021 target total compensation consisted of annual base salary, increased to $900,000 from $850,000, short-term incentive pay in the form of an annual bonus with a target of 150% of base salary, increased from 125% of base salary, and LTI awards with a grant value of $10,000,000 consisting of a combination of PRSUs and time-based RSUs, as described above. The Compensation Committee determined that such performance goals aligned to the Company’s Connect and Scale 2025 strategy and ensured that Mr. Painter had the vast majority of compensation linked to performance, which directly aligns to our pay-for-performance compensation strategy.
Results of 2021 Say on Pay Vote and Board Responsiveness
At our 2021 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 89.1% of the votes cast in favor of the proposal. We believe this reflects stockholder support and confidence in our approach to managing our executive compensation programs. Our alignment with stockholder interests continues to be supported by our pay-for-performance philosophy that drives our plan designs for our variable bonus and equity plans.
We value the opinions of our stockholders and will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
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Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers, and the non-employee members of our Board of Directors. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and our other executive officers. The Compensation Committee itself sets compensation for and makes equity awards to our CEO and our other executive officers. The Compensation Committee retains a compensation consultant (described below) to provide support to the Compensation Committee in its review and assessment of our executive compensation program.
Compensation-Setting Process
The Compensation Committee determines the target total direct compensation opportunities for our executive officers, including our Named Executive Officers. The Compensation Committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers.
When determining the amount of each compensation element and the target total direct compensation opportunity for our executive officers, the Compensation Committee considered the following factors:
•our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;
•each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;
•the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•compensation consistency among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels; and
•the recommendations provided by our CEO with respect to the compensation of our other executive officers.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Compensation Review Cycle
The Compensation Committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, at the beginning of each fiscal year. Any changes in base salary are generally effective in April of each year. We typically grant time-based and performance-based equity in May each year. Our compensation peer group is reviewed and finalized by the Compensation Committee during the second half of the year, before the upcoming fiscal year. Other adjustments to executive pay are made during the year as circumstances warrant.
Role of Chief Executive Officer
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program
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structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation).
The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers, including our other Named Executive Officers (other than our CEO). Our CEO recuses himself from all discussions regarding his own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist in providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2021, the Compensation Committee engaged Exequity LLP, a nationally recognized compensation consulting firm (“Exequity”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For 2021, the scope of Exequity’s engagement included:
•the review and analysis of the compensation for our executive officers, including our Named Executive Officers;
•supporting the design and implementation of changes to the executive long-term incentive strategy;
•providing analysis of market practice and support in the consideration and finalization of changes to the change-in-control and severance arrangements for our Named Executive Officers and certain other executive officers;
•supporting finalization of our compensation peer group; and
•support on other ad hoc matters throughout the year.
The terms of Exequity’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee Chairman. Exequity also coordinates with our management for data collection and job matching for our executive officers. In 2021, Exequity did not provide any other services to us. The Compensation Committee has evaluated Exequity’s independence pursuant to the listing standards of the NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Exequity in 2021.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location and number of employees. Our selection of peers also accounts for industry, targeting companies that are competitors and those with which we compete for talent. Within the technology sector, our peer group includes a relevant profile of companies across a range of technology sub-industries in order to match the diversity of our businesses. Specific Global Industry Classification Standard (GICS) sub-industries represented by companies included in our peer group include communications equipment, applications software, systems software, and electronic equipment and instruments. We compete for executive talent across many lines of business and therefore this diversity in our peer group keeps us informed and better aligned with pay practices across multiple relevant sub-industries.
In developing the compensation peer group for 2021, the following general screening criteria were utilized to identify comparable companies:
•competitors and other businesses in related industries;
•revenue of approximately 0.5x to 2.0x of our revenue; and
•a market capitalization of approximately 0.3x to 3.0x of our market capitalization.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and that of the companies in the peer group.
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The Compensation Committee used the following compensation peer group to assist with the determination of compensation for our executive officers in 2021:

Autodesk	FLIR Systems*	PTC
ANSYS	Juniper Networks	Roper Technologies
Cadence Design Systems	Keysight Technologies	Synopsys
Citrix Systems	Motorola Solutions	Teledyne Technologies
Commscope	Nuance Communications*	Zebra Technologies
*    During 2021, FLIR systems was acquired by Teledyne and it was announced that Nuance Communications was to be acquired by Microsoft. Those acquired companies will no longer be part of the peer group in 2022. In August 2021, the Compensation Committee, with input from its independent compensation consultant, approved the following additions to the peer group that will be used to inform future compensation decisions: F5 Networks, Splunk, SS&C Technologies, and Rockwell Automation.
The Compensation Committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities.
In addition, subsets of the Radford Global Technology executive compensation survey were incorporated into the competitive assessment prepared by Exequity and used by the Compensation Committee to evaluate the compensation of our executive officers. Radford Survey data incorporated in the analysis provided by Exequity were tailored to reflect companies from our compensation peer group as well as other companies identified on the basis of comparable industry, revenue, and market capitalization profiles. The executive compensation survey data supplements the compensation peer group data and provides additional information for our Named Executive Officers and other vice president positions for which there is less public comparable data available.
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Details of 2021 Executive Compensation
In fiscal 2021, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Compensation Component	Why We Provide it and in What Form?	How We Determine the Amount?	What is the Intended Outcome?

Base Salary	• Consistent with competitive practice and provided in cash.	• Use of compensation peer group and other market compensation data within a competitive market range, also factoring in responsibilities and performance.	• Attract and retain highly talented executives by providing market competitive pay aligned to business and leadership experience, responsibilities and performance.
Annual Short Term Bonus Plan: Trimble OneBonus Plan (“TOP”)	• Establish direct pay-for-performance link. • Drive focus on annual business targets and objectives. • Reflect market competitive practice; provided in cash.
• Use of compensation peer group and other market compensation data within a competitive market median range for a target bonus percentage.
• Payments are performance-based and calculated as a percentage of base salary.
• Within our pay-for-performance framework, we want to motivate our executives to achieve and exceed our annual business goals through the financial structure of TOP.
Long-term Incentives (including PRSUs and RSUs)
• Establish direct pay-for-performance link.
• Drive focus on the achievement of critical long-term business objectives and total shareholder return.
• Align management’s interests with those of our stockholders.
• Foster long-term retention of key executives.
• Reflect market competitive practice; provided through equity awards.

• Use of compensation peer group and other market compensation data within a competitive market median range for annual equity award determination.
• Amount of target annual equity awards also considers executive performance and responsibilities.

• Delivering market competitive equity awards that drive a longer term view of our business and targeted results that align with the interests of our stockholders.
• Increase executive retention and focus on long-term share price appreciation through grants of time-based RSUs.
• Create an effective mix of absolute and relative performance by awarding PRSUs that are aligned to Company financial results and/or total shareholder return (TSR).

Executive Benefits and Perquisite Allowance
• CEO and other executives participate in standard health & welfare and retirement benefits, along with all regular employees. Certain eligible executives may participate in the Age & Service Equity Vesting Program.
• Little to no special perquisites provided to executives.

Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. Using the competitive market data provided by its compensation consultant, the Compensation Committee reviews and adjusts the base salaries for each of our executive officers, including our Named Executive Officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.
Generally, the Compensation Committee sets base salaries with reference to the competitive range of the market median of our compensation peer group and applicable executive compensation survey data. Although we set base salaries within a competitive range of the market median, the actual positioning will also be based on the factors described earlier in “Overview of Executive Compensation – Governance of Executive Compensation Program – Compensation-Setting Process.”
In February 2021, the Compensation Committee performed its annual review and adjustment of base salaries. The Compensation Committee reviewed competitive positioning relative to our peer group, the strong momentum of our performance over the preceding year, and the other factors described above, including individual performance. In determining the amounts of pay raises, the Compensation Committee also gave strong weight to
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internal equity and alignment, especially in light of the company-wide pay freezes that were temporarily implemented in 2020.
Based on these considerations, the base salaries of our Named Executive Officers for fiscal 2021 were set at the amounts shown in the table below, with comparison to fiscal 2020. Mr. Painter’s base salary was increased 6% primarily on the basis of competitive positioning and strong Company and personal performance. Mr. Berglund’s base salary was established at the time of his appointment to the position of Executive Chairman and was not subject to adjustment. Mr. Kotzabasakis maintained the same base salary as the prior year given the overall mix of his compensation, which included previously granted performance-based LTIP awards tied to the performance of the Company’s Viewpoint business. Mr. Barnes and Mr. Matthews each received 3% increases in base salary to maintain competitive positioning and market alignment.

Named Executive Officer	Fiscal 2021 Base Salary Rate (1)	Fiscal 2020 Base Salary Rate (2)	Adjustment (%)
Mr. Painter	$900,000	$850,000	6%
Mr. Barnes	$515,000	$500,000	3%
Mr. Berglund	$800,000	$800,000	—%
Mr. Kotzabasakis	$500,000	$500,000	—%
Mr. Matthews	$452,170	$439,213	3%
(1)    Reflects the annual salary rates approved by the Compensation Committee. Annual changes to base salaries, if any, are generally effective in April of each fiscal year. The actual amounts paid to our Named Executive Officers as salary in 2021 are set forth in the “Summary Compensation Table” later in this proxy statement.
(2)    Reflects the annual salary rates in place in from April 1, 2020 to March 31, 2021.
Annual Cash Bonuses
Annual cash bonuses are determined under the Trimble OneBonus Plan (“TOP”) and are designed to provide financial incentives for the Company as a whole and our individual business sectors and divisions to meet or exceed the annual target levels established under our 2021 annual operating plan. TOP is consistent across a broad employee base, including our executives and Named Executive Officers. Awards for our Named Executive Officers are determined based on a formula with predetermined financial measures aligned with the Company’s long-term growth strategy.
Under TOP, cash bonuses are based on a percentage of each participant’s fiscal 2021 base salary rate. For 2021, the potential annual cash bonus for our executive officers, including our Named Executive Officers, ranged from zero to 200% of the individual’s target annual cash bonus opportunity.
The target annual cash bonus opportunities for our executive officers, including our Named Executive Officers (other than our CEO) were recommended to the Compensation Committee by our CEO and approved by the Compensation Committee. The target annual cash bonus opportunity for our CEO was reviewed with input from the Compensation Committee’s independent compensation consultant. For 2021, the target annual cash bonus opportunity for our CEO was increased to 150% (from 125%) of base pay to better align our CEO’s total compensation package to the peer group. The determination of annual cash bonus opportunities is based on the factors described earlier in “Overview of Executive Compensation – Governance of Executive Compensation Program – Compensation-Setting Process.” Base salary used for purposes of TOP is the average base salary during the year. The target annual cash bonus opportunities for each of our Named Executive Officers were as follows:

Named Executive Officer	2021 target annual cash bonus opportunity (as a percentage of base salary)
Mr. Painter	150%
Mr. Barnes	80%
Mr. Berglund	—
Mr. Kotzabasakis	80%
Mr. Matthews	80%
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The amount awarded under TOP is determined by performance factors established for each participant, with performance goals that are set at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team.
For Mr. Painter, Mr. Barnes, and Mr. Matthews, the performance factor was based entirely on the Company’s financial performance. For Mr. Kotzabasakis, the performance factor was split with 50% based on Company financial performance and 50% based on the financial performance of the Construction Management Solutions business, which Mr. Kotzabasakis oversees. Mr. Berglund, in his role as Executive Chairman, is excluded from the annual cash bonus plan.
As the corporate financial performance measures under the 2021 TOP, the Compensation Committee selected revenue, adjusted EBITDA and annualized recurring revenue. These measures were selected and weighted to reflect a balance of key Company metrics that measure recurring, sustainable performance and growth. Each measure was designed to be scored independently. These measures are non-GAAP measures, which the Company reports in its annual report on Form 10-K, together with a reconciliation of GAAP to non-GAAP financial measures.
For measuring financial performance of the Construction Management Solutions business, the Compensation Committee selected the following measures: recurring “annual contract value” (ACV) bookings, which represent the increase in contracted recurring revenue related to sales transactions in the period, measured on an annualized basis; operating income; and total annualized recurring revenue.
Given the ongoing economic uncertainty due to the COVID-19 pandemic, the 2021 TOP performance measurement period was split into separate half-year periods with goals predetermined at the beginning of each period and measured independently. The final payout was determined based on the average performance attainment across the two periods. The 2022 TOP will revert to a single annual performance period.
The following table shows the targets and results in 2021 for the corporate financial performance metrics and the financial performance metrics for the Construction Management Solutions (CMS) business. Actual performance for the corporate metrics in the first half of 2021 was revenue of $1.832 billion, adjusted EBITDA of $481 million, and annualized recurring revenue (in the second quarter) of $1.349 billion, and in the second half of 2021 was revenue of $1.827 billion, adjusted EBITDA of $456 million, and annualized recurring revenue (in the fourth quarter) of $1.409 billion. Actual performance for the CMS metrics was year-over-year growth for the first half of 2021 of 43% in recurring ACV bookings, 22% in operating income, and 18% in annualized recurring revenue (in the second quarter), and for the second half of 2021, of 25% in recurring ACV bookings, 17% in operating income, and 15% in annualized recurring revenue (in the fourth quarter). Based on these results, the formula yielded a final payout of 1.90x or 190% of target bonus opportunity for the corporate metrics, and 1.43x or 143% of target bonus opportunity for the CMS metrics. The aggregated multiplier achieved for Mr. Kotzabasakis (50% based on corporate metrics and 50% based on CMS metrics) was 1.66x or 166% of his target bonus opportunity.

(Dollars in millions)		First half of 2021				Second half of 2021
Corporate Targets	weight	Threshold (0)	Target (1x)	Max (2x)	Resulting Factor	Threshold (0)	Target (1x)	Max (2x)	Resulting Factor	Full-Year Average
Revenue	20%	$1,492	$1,658	$1,825	2.00	$1,523	$1,695	$1,866	1.78
Adjusted EBITDA	40%	$361	$394	$427	2.00	$389	$423	$457	1.97
Annualized Recurring Revenue	40%	$1,269	$1,293	$1,317	2.00	$1,344	$1,383	$1,422	1.67
weighted average					2.00				1.81	1.90

CMS Targets (year over year increase)
Recurring ACV Bookings	30%	0%	41%	65%	1.10	0%	22%	45%	1.14
Operating Income	35%	-6%	5%	29%	1.69	-6%	3%	24%	1.66
Annualized Recurring Revenue	35%	13%	16%	19%	1.77	11%	14%	19%	1.11
weighted average					1.54				1.31	1.43
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 41

Based on these payout multipliers, the annual cash bonuses paid to our Named Executive Officers under TOP in 2022 for performance in 2021 were as follows:

Named Executive Officer	2021 target annual cash bonus	Percentage of target bonus paid	2021 actual annual cash bonus	2020 actual annual cash bonus (1)
Mr. Painter	$1,331,250	190%	$2,535,632	$—
Mr. Barnes	$409,000	190%	$779,022	$—
Mr. Berglund	—	—	—	—
Mr. Kotzabasakis	$400,000	166%	$665,960	$—
Mr. Matthews	$359,145	190%	$684,063	$—
(1)    No awards were earned under the MIP in fiscal 2020, as the program was cancelled due to the COVID-19 pandemic and resulting uncertainties. However, when performance for 2020 significantly exceeded expectations, the Compensation Committee approved a broad-based discretionary pool to reward employees for their resilience and significant work. For our senior executives and Named Executive Officers (excluding Mr. Berglund), the bonus was paid in the form of time-vesting RSUs, as described below under “Long-Term Incentive Compensation — Replacement Bonus Program for 2020.”
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our Named Executive Officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are determined and granted by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described earlier under “Overview of Executive Compensation.” The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford survey data for similar roles and positions for each of our executive officers, taking into consideration business results, internal equity, experience and individual performance.
Fiscal 2021 Equity Grants
In 2021, the Compensation Committee determined the long-term incentive equity awards to be granted to our executive officers over the annual cycle would be a combination of performance-vesting PRSUs and time-vesting RSUs for shares of our common stock.
•PRSUs. The Compensation Committee determined that PRSU awards granted in 2021 would be a combination of PRSUs based on relative TSR (“TSR-based PRSUs”) and PRSUs based on annualized recurring revenue (“ARR-based PRSUs”).
The TSR-based PRSU awards granted are tied to relative total shareholder return over various performance periods as measured against the S&P 500 index. These generally comprised approximately 25% of the total annual LTI equity value granted to each Named Executive Officer (30% for Mr. Painter, our CEO; 0% for Mr. Berglund, our Executive Chairman, who received no performance-based awards, and 27% for Mr. Kotzabasakis, in each case excluding the RSUs issued under the “Replacement Bonus Program for 2020,” described below). The TSR-based PRSUs granted in May 2021 measure performance over 3 separate measurement periods of 1, 2 and 3 year terms. The payout curve for shares that may be earned for each performance period provides that 50% of target shares may be earned at a threshold level of performance with a TSR at the 25th percentile, 100% of target shares may be earned if the TSR is at the 50th percentile, and 200% of target shares may be earned at a maximum level of performance with a TSR at or above the 75th percentile, utilizing linear interpolation between defined points. The shareholder return of both Trimble and the S&P 500 constituents is measured using a ninety day average at the start and the end of each performance period, which reduces the effect of daily stock market volatility on these measurements.
The ARR-based PRSUs are tied to growth in annualized recurring revenue over a single performance measurement period from the May 21 grant date to December 29, 2023, with performance goals
42 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

approved by the Compensation Committee that are set at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team. These generally comprised approximately 25% of the total annual LTI equity value granted to each Named Executive Officer (30% for our CEO; 0% for Executive Chairman, and 27% for Mr. Kotzabasakis, in each case excluding the one-time bonus RSUs described below).The payout curve for these performance-based awards that may be earned at the end of the performance period provides that 50% of target shares may be earned at the specified threshold level of performance, 100% of target shares may be earned if performance equals plan, and 200% of target shares may be earned at maximum level of performance, utilizing linear interpolation between defined points.
•RSUs. The remaining portion of the regular long-term incentive compensation value granted to our Named Executive Officers was delivered in the form of additional time-based RSU awards. These grants generally comprised approximately 50% of the total LTI annual equity value granted to each Named Executive Officer (40% for our CEO, 100% for our Executive Chairman, and 46% for Mr. Kotzabasakis). This aligned with our goal of retaining our key executives and ensuring leadership stability during a time of extreme challenges and uncertainty.
•Replacement Bonus Program for 2020. Given our unexpectedly strong performance and momentum entering 2021, the Compensation Committee approved a one-time incentive payment to our bonus eligible employees (approximately 800 participants globally), equating to 69% of their 2020 annual target bonus amount that had been set under the cancelled 2020 MIP. For our senior executives and Named Executive Officers, this bonus was paid in the form of RSUs that were granted in February 2021 and vest after one year, subject to the executive’s continued employment on the vesting date. Paying the bonus in time-vested RSUs was determined by the Compensation Committee to be appropriate given the desire to prioritize cash payouts for our general employees, as well as the retention and incentive benefits of issuing equity awards to our executives. Mr. Berglund is not a participant under the bonus program and so did not receive such a grant, but he did receive an RSU in connection with extending his role as Executive Chairman another year.
The Compensation Committee approved the mix of 2021 long-term incentive equity awards based on an assessment of our compensation objectives and historical practice, input from the Compensation Committee’s independent compensation consultant and market practice among companies in our peer group. The mix of time- and performance-based vesting equity awards is competitive with market practice for our Named Executive Officers. The Compensation Committee determined through peer group analysis that the equity awards to our CEO would include a greater weighting on performance-based compensation, in order to align with peer companies.
The Compensation Committee approved the following aggregate equity awards for our Named Executive Officers in 2021:

Named Executive Officer	Restricted Stock Unit Awards (# of shares) (1)	Performance Stock Unit Awards (# of shares at target)	Aggregate Grant Date Fair Value (as shown in Summary Compensation Table) ($)
Mr. Painter	59,894	74,433	10,533,714
Mr. Barnes	22,333	18,466	3,316,308
Mr. Berglund	45,655	—	3,299,487
Mr. Kotzabasakis	11,868	9,234	1,703,591
Mr. Matthews	10,783	7,386	1,461,504
(1)    The time-based RSU awards (other than the RSUs issued as described above under “Replacement Bonus Program for 2020:) vest in annual installments over a three-year period, contingent upon continuous employment through each applicable vesting date. The RSUs issued as described above under “Replacement Bonus Program for 2020:s, which vest over one year contingent on continuous employment, were issued in the following amounts: Mr. Painter, 10,273 shares; Mr. Barnes, 3,867 shares; Mr. Kotzabasakis, 3,867 shares; and Mr. Matthews, 3,397 shares. The RSUs listed for Mr. Berglund were issued to him in connection with the extension of his service as Executive Chairman.
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 43

The equity awards granted to our Named Executive Officers in 2021 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table, later in this proxy statement.
Payout of PRSUs awards granted in 2019
In fiscal 2021, four of our Named Executive Officers earned amounts under PRSUs granted to them in 2019. Mr. Painter, Mr. Berglund and Mr. Matthews received PRSU awards that measured performance over the three fiscal years ending December 31, 2021, based on two financial performance factors and a TSR multiplier comparing Trimble’s stock price relative to the S&P 400 Index (the “2019 Corporate PRSUs”). Mr. Kotzabasakis, who was the CEO of Viewpoint prior to its acquisition by the Company in July 2018, received a long term incentive plan award based on performance of the Company’s Viewpoint business (the “2019 Viewpoint LTIP”).
For the 2019 Corporate PRSUs, the possible award shares achievable at the end of the performance period was between 0 shares and 2 times the target number of shares, with the TSR multiplier resulting in a further upward or downward adjustment of up to 25%, for a maximum total award of 2.5 times the target number of shares. The table below describes, in percentage terms, the goals to achieve target level awards for the performance factors and the percentile levels for the relative TSR multiplier, along with the resulting factors achieved based on actual performance (revenue of $3.709 billion with adjusted EBITDA of $935 million; annualized recurring revenue of $1.333 billion, and a TSR ranking in the 91st percentile). Actual performance used to determine the resulting factors was subject to adjustment as provided under the award agreements, whereby revenue was adjusted to exclude the effects of divestitures, and annualized recurring revenue was adjusted to exclude term license revenue.

2019 Corporate PRSUs
	Performance Factor 1				Performance Factor 2				TSR Multiplier
Targets (for 1x factor)	Revenue:		7.8%		ARR:		12.5%		percentile	factor
	(3-year CAGR)				(3-year CAGR)				<25th	0.75
									25th - <50th	0.90
	Adj. EBITDA:		23.0%						50th - <75th	1.10
									>75th	1.25		Vesting Attainment Factor
Calculation of Combined Attainment Factor:	weight		Resulting Factor 1		weight		Resulting Factor 2		Resulting Multiplier
	(70%	*	1.186	+	30%	*	0.523)	*	1.25		=	123%
The 2019 Viewpoint LTIP was put in place for key management of our Viewpoint business, including Mr. Kotzabasakis, who had served as Viewpoint’s CEO prior to Trimble’s acquisition of the business in July 2018. Mr. Kotzabasakis was promoted to the Company-wide position of Senior Vice President, Construction Enterprise Software and became a Named Executive Officer in 2021. The Viewpoint LTIP, which was approved by the Compensation Committee, was established in recognition that the Viewpoint acquisition was one of the most significant, strategic acquisitions in Trimble’s history, and that successful integration and continuity of key management was critical to the growth and long-term success of the business. The 2019 Viewpoint LTIP was structured using a target dollar value, to be settled in shares. The possible award value achievable at the end of the performance period was between 0 and 1.67 times the target, based on a matrix of revenue and the resulting operating leverage for the Viewpoint business for fiscal years 2019, 2020, and 2021, with final payment for all three years made with vested shares based on the fair value of Trimble stock on December 31, 2021. The target revenue level was based on a cumulative growth rate of approximately 18%, 16% and 22% through each of the three fiscal years, respectively, while simultaneously achieving a specified operating leverage. The following table describes, in percentage terms, the goals to achieve target level awards for each year’s performance, with the weighted average used to compute the number of award shares earned, and the resulting factors achieved based on actual performance.
44 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

2019 Viewpoint LTIP
	Performance year
Targets (for 1x factor)	2019				2020				2021
Revenue CAGR			17.8%				16.3%				22.1%
Operating Leverage			45%				45%				45%
Calculation of Attainment Factor:	weight		Resulting Factor		weight		Resulting Factor		weight		Resulting Factor		Vesting Attainment Factor
	1/6	*	1.126	+	1/3	*	0.780	+	1/2	*	0.739	=	82%
The table below sets forth the number of 2019 PRSUs that vested on December 31, 2021 for each of our Named Executive Officers:

Named Executive Officer	2019 PRSUs Vested (# of shares)
Mr. Painter	32,990
Mr. Barnes (1)	—
Mr. Berglund	168,159
Mr. Kotzabasakis (2)	42,173
Mr. Matthews	19,794
(1)    Mr. Barnes, who was hired in late 2019, did not receive a 2019 PRSU award.
(2)    Mr. Kotzabasakis has an opportunity to earn a second payment after the end of fiscal year 2022, subject to his continued employment.
Looking ahead to 2022: ESG component for PRSU awards
Each year, the Compensation Committee reviews our incentive plans to ensure their alignment with our strategic and operational initiatives and to reflect feedback we receive from our shareholders. For 2022, the Compensation Committee introduced a quantitative, operational metrics-focused modifier to our PRSUs intended to further focus our executive officers on our multi-year goals related to sustainability and diversity, inclusion and belonging. These goals are generally designed to incentivize achievement of the following:
•Decrease our carbon emissions by a meaningful amount by the end of 2024 in line with long-term reduction goals; and
•Diversify our workforce, including, without limitation, by increasing female representation globally; and increasing representation in the U.S. of underrepresented black, indigenous and people of color (BIPOC) by the end of 2024.
The modifier could result in up to a 10% increase or decrease in the number of shares that pay out with respect to our Named Executive Officers’ PRSUs granted in 2022.
Welfare and Health Benefits
Our executive officers, including our Named Executive Officers, are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits (which vary by country/region), include health and wellness benefits, life insurance and disability benefits, flexible savings accounts, paid time off, parental and family leave, and various support and assistance programs. In addition, our employees, including our executive officers, are eligible to participate in our Section 401(k) retirement plan, under which participants in general may receive up to $3,000 per year (to be increased to $4,000 per year in 2022) in matching Company contributions, and our Employee Stock Purchase Plan, under which participants may purchase shares of Company stock at a discount, at regular intervals.
Also, certain eligible executive officers, including each of the Named Executive Officers, participate in a post-employment equity vesting arrangement (see the description under “Post-Employment Compensation – Trimble Age & Service Equity Vesting Program” later in this proxy statement). In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies. Certain of our Named Executive Officers have also participated in our Non-Qualified Deferred Compensation Plan, further discussed later in this proxy statement.
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 45

In addition, we pay basic life insurance premiums on behalf of our Named Executive Officers, as part of our general death benefits for full time employees.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees. During 2021, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits, subject to review and approval by the Compensation Committee.
Employment Arrangements
We have entered into written employment offer letters with each of our executive officers, including our Named Executive Officers. In filling each of our executive positions, we recognize the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.
Executive Severance and Change-in-Control Compensation Arrangements
We have entered into executive severance and change in control severance agreements (the “Severance Agreements”) with each of our executive officers, including our CEO and our other Named Executive Officers. The post-employment compensation arrangements provided under the Severance Agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their employment agreements or offer letters. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. The Severance Agreements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. The terms and conditions of these arrangements are described in “Post-Employment Compensation” later in this proxy statement.
The Compensation Committee does not consider the specific amounts payable under the executive severance and change-in-control severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.
For detailed descriptions of the post-employment compensation arrangements we maintained with our Named Executive Officers for 2021, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Post-Employment Compensation” later in this proxy statement.
Other Compensation Policies and Practices
Equity Awards Grant Policy
The Board of Directors has delegated to the Compensation Committee the authority to grant equity awards (although it has not relinquished such authority for itself). Due to the fact that our Compensation Committee’s and Board of Directors’ regular meetings are typically timed to coincide with the preparation of our quarterly financial results, equity awards have and will be granted shortly before an earnings release. The Compensation Committee or our Board of Directors may also grant equity awards at a special meeting, or by unanimous written consent, in special circumstances, such as to facilitate the hiring of a key executive officer. In addition, the Compensation
46 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

Committee has delegated the authority to the Chief Executive Officer of the Company to grant certain types of standard, routine equity awards to non-officer employees, subject also to individual and aggregate annual limitations. Accordingly, our Compensation Committee, Board of Directors or Chief Executive Officer may grant equity awards while the directors or Chief Executive Officer are in possession of material, non-public information.
Stock Ownership Policy
We maintain a stock ownership policy for our executives, as well as the members of our Board of Directors, to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance.
This policy requires our executive officers (as defined under SEC rules), including our Named Executive Officers, to each own a minimum number of shares of our common stock equal to a multiple of his or her annualized base salary, as set forth below:

Position	Multiple of Base Salary
CEO	5x
Other executive officers	2x
Chief Accounting Officer	1x
The shares of our common stock counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. The number of shares necessary for an executive to meet the minimum ownership level may be accumulated during the first five years from the date they assume one of the roles listed. As of the Record Date, each of our executive officers, including the Named Executive Officers to whom the minimum ownership levels apply, has achieved their respective required ownership levels.
Compensation Recovery (“Clawback”) Policy
We also maintain a policy providing that in the event of a material restatement of our financial results, we may require that incentive-based compensation paid to our executive officers who were subject to Section 16 of the Securities Exchange Act of 1934 during the three fiscal years prior to the restatement be forfeited and repaid to us. In addition, if material dishonesty, fraud or misconduct by any such executive officer directly caused or materially contributed to the need for the restatement, the full amount of incentive-based compensation paid to him or her during the prior three fiscal years may be subject to forfeiture or reimbursement. If any such executive officer did not engage in any misconduct, the amount subject to forfeiture or reimbursement will be based on the difference between the amount of incentive-based compensation that was paid based on the results as originally reported and the amount of incentive-based compensation that would have been paid based on the results as restated, calculated without regard to any taxes paid.
Our Board of Directors will determine the amount, form, and timing of any recovery in its discretion, based on the circumstances. Each of our executive officers who is subject to Section 16 of the Securities Exchange Act of 1934 is required to sign an acknowledgment making them subject to the policy.
Policy Prohibiting Hedging or Pledging of Company Securities
We have a policy that prohibits all hedging or monetization transactions, which could result in an employee, including an executive officer, or a member of our Board of Directors to continue to own the covered securities at issue, but without the full risks and rewards of ownership. If that were to occur, the employee or director may no longer have the same objectives as our other stockholders. We consider it improper and inappropriate for our employees, including our Named Executive Officers, to engage in such transactions, and have expressly prohibited directors, employees and their designees from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset any decrease in the market value of our equity securities, under our Insider Trading Policy.
While use of Company securities as collateral for margin accounts or other transactions does not directly create a misalignment with stockholders’ interests, it raises potential risks to stockholder value, particularly if the pledge is significant. Based on these potential risks, we have prohibited pledging transactions as well.
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 47

Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) was amended on December 22, 2017 by the Tax Cuts and Jobs Act (the “Tax Act”), and on December 30, 2020, the Internal Revenue Service published final Section 162(m) regulations that generally implement amendments made to Section 162(m) by the Tax Act. Currently, Section 162(m) applies to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other officer of the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. The Tax Act eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. Accordingly, the Company’s tax deduction for compensation of covered employees is generally limited to $1 million per taxable year for each officer.
The Company has awarded, and will continue to award, compensation that it considers appropriate which does not qualify for deductibility under Section 162(m).
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
48 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
Submitted by the Compensation Committee of the Company’s Board of Directors,

Börje Ekholm, Chair	Ann Fandozzi	Meaghan Lloyd	Johan Wibergh
Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund	James C. Dalton	Kaigham (Ken) Gabriel	Sandra MacQuillan
Robert G. Painter	Mark S. Peek	Thomas Sweet
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 49

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the compensation information for the 2021, 2020 and 2019 fiscal years, respectively, by each of the Named Executive Officers, which includes: (i) all persons who served as the Company’s chief executive officer during the last completed fiscal year; (ii) all persons who served as the Company’s chief financial officer during the last completed fiscal year; and (iii) the three other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert G. Painter	2021	882,692	—	10,533,714	—		2,535,632	4,783	13,956,821
President and Chief Executive Officer (6)	2020	870,950	—	8,713,219	2,999,982	(6)	—	6,386	12,590,537
	2019	535,211	—	2,165,987	—		87,150	9,005	2,797,353
David G. Barnes	2021	509,808	—	3,316,308	—		779,022	3,000	4,608,138
Chief Financial Officer (7)	2020	519,231	—	2,784,888	—		—	2,221	3,306,340

Steven W. Berglund	2021	800,000	16,000	3,299,487	—		—	—	4,115,487
Executive Chairman (8)	2020	839,808	—	3,199,964	—		—	916	4,040,688
	2019	1,022,942	—	8,383,661	—		258,750	15,141	9,680,494
Manolis E. Kotzabasakis	2021	509,616	—	1,703,591	—		665,960	8,700	2,887,867
Senior Vice President (9)

Darryl R. Matthews	2021	447,685	—	1,461,504	—		684,063	3,000	2,596,252
Senior Vice President	2020	456,106	—	1,670,888	—		—	3,000	2,129,994
	2019	434,539	—	1,290,242	—		35,137	4,466	1,764,384
(1)    The amounts shown are for amounts earned in each year, which generally differ from base salary rates for a number of reasons. Base salary rates do not include all elements included in the salaries shown in the table, such as vacation pay, which can vary from year to year . Also, in fiscal 2021, annual base salary rates were adjusted on April 1, 2021. In addition, fiscal 2020 included an extra pay period as a result of the calendar and the Company's biweekly pay periods.
(2)    The amount shown represents a discretionary bonus payment made to Mr. Berglund in 2021, in the same percentage amount as generally provided to the broader employee base, in connection with the temporary compensation adjustments made in 2020.
(3)    Represents the grant date fair value of the stock awards in accordance with FASB ASC Topic 718. The fair values of time-based awards and financial results-driven performance-based awards are determined using the closing price of our common stock on the date of grant; with the number of such results-driven performance-based awards determined by the probable achievement of the underlying performance goals as of the grant date, which is generally at target amounts. A Monte Carlo valuation model is used for performance-based awards that include a factor based on total shareholder return, which results in a fair value greater than the price of Trimble's stock at the date of grant. For a description of the assumptions used in determining the fair values described in this column, please refer to “Note 12: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 23, 2022.
    The maximum value of the performance-based 2021 stock awards shown in this column (determined as of the grant date), assuming the highest level of performance is achieved, is as follows: Mr. Painter $12,239,746, Mr. Barnes $3,197,019, Mr. Kotzabasakis $1,598,682, and Mr. Matthews $1,278,738. See also the footnotes to the following table.
(4)    For 2021, consists of cash bonuses earned under the Trimble OneBonus Plan (TOP). For 2019, consists of cash bonuses earned under the Management Incentive Plan (MIP). No awards were earned under the MIP in fiscal 2020, as the 2020 MIP was initially suspended in March 2020 and then cancelled later in the year.
(5)    Consists of various items not reportable in other columns of the table.
(6)    Mr. Painter became President and Chief Executive Officer at the beginning of fiscal 2020. The option award shown for Mr. Painter in 2020 is the performance-based option granted to Mr. Painter in connection with his appointment to serve as our CEO and President. The amount included in the above table reflects the grant date fair value of this option award. The grant date fair value of Mr. Painter’s option award was determined by the probable achievement of the underlying performance goals as of the grant date and by using a Monte Carlo valuation model. For a description of the assumptions used in determining this value, please refer to “Note 12: Employee Stock Benefit Plans” of the Company’s Annual Report
50 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

on Form 10-K filed on February 23, 2022. Assuming the highest level of performance is achieved, the maximum value of Mr. Painter’s option award (determined as of the grant date) is the same as shown in the table.
(7)    Mr. Barnes first became a Named Executive Officer in fiscal 2020.
(8)    Mr. Berglund became Executive Chairman of the Board at the beginning of fiscal 2020.
(9)    Mr. Kotzabasakis first became a Named Executive Officer in fiscal 2021.
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 51

Grants of Plan-Based Awards
The table below lists the plan-based awards for each of the Named Executive Officers during the fiscal year ended December 31, 2021.

GRANTS OF PLAN-BASED AWARDS
Name	Award Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (2) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert G. Painter	Cash Incentive				1,331,250	2,662,500
	RSU Award	2/19/2021	(3)							10,273			749,826
	Performance RSU Award	5/12/2021	(4)				6,215	37,216	74,432				3,371,770
	Performance RSU Award	5/12/2021	(5)				18,609	37,217	74,434				2,748,103
	RSU Award	5/12/2021	(6)							49,621			3,664,015
David G. Barnes	Cash Incentive				409,000	818,000
	RSU Award	2/19/2021	(3)							3,867			282,252
	Performance RSU Award	5/10/2021	(4)				1,542	9,233	18,466				880,736
	Performance RSU Award	5/10/2021	(5)				4,617	9,233	18,466				717,773
	RSU Award	5/10/2021	(6)							18,466			1,435,547
Steven W. Berglund	RSU Award	2/5/2021	(7)							45,655			3,299,487
Manolis E. Kotzabasakis	Cash Incentive				400,000	800,000
	RSU Award	2/19/2021	(3)							3,867			282,252
	Performance RSU Award	5/10/2021	(4)				771	4,617	9,234				440,416
	Performance RSU Award	5/10/2021	(5)				2,309	4,617	9,234				358,926
	RSU Award	5/10/2021	(6)							8,001			621,998
Darryl R. Matthews	Cash Incentive				359,145	718,290
	RSU Award	2/19/2021	(3)							3,397			247,947
	Performance RSU Award	5/10/2021	(4)				617	3,693	7,386				352,275
	Performance RSU Award	5/10/2021	(5)				1,847	3,693	7,386				287,094
	RSU Award	5/10/2021	(6)							7,386			574,188
(1)    Under TOP for fiscal 2021, the annual target cash incentive opportunity was a percentage of base salary (averaged over the year), which for Mr. Painter was 150%, for Mr. Barnes was 80%, for Mr. Kotzabasakis was 80%, and for Mr. Matthews was 80%. Mr. Berglund is not a participant in TOP. No payout is guaranteed under TOP and there is no threshold performance level for TOP. The maximum payout under TOP for each executive, other than Mr. Berglund, is 200% of target.
(2)    The fair values of stock awards were calculated in accordance with FASB ASC Topic 718. The fair value of time-based awards is determined using the closing price of our common stock on the date of grant. The fair value of 2021 performance-based awards is determined by the probable achievement of the underlying performance goals as of the grant date and by using a Monte Carlo valuation model for the factor based on total shareholder return, which results in a value greater than the price of Trimble's stock at the date of grant. For a description of the assumptions used in determining the values described in these columns, please refer to “Note 12: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 23, 2022.
52 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

    The aggregate maximum value, per Named Executive Officer, of the performance RSU awards (determined as of the grant date), assuming the highest level of performance is achieved, is as follows: Mr. Painter $12,239,746, Mr. Barnes $3,197,019, Mr. Kotzabasakis $1,598,682, and Mr. Matthews, $1,278,738.
(3)    These time-based RSU awards will vest on March 15, 2022, which is approximately one year from the date of grant.
(4)    These PRSU awards will vest after the completion of the performance period, subject to each officer's continued employment. These awards measure performance over 3 separate measurement periods of 1, 2 and 3 year terms beginning May 15, 2021.The number of shares that will vest is based on a multiplier determined by the Company's relative TSR as compared to that of the S&P 500 during each measurement period. The multiplier can range from 0-2x, with a target of 1x at a relative TSR in the 50th percentile.
(5)    These PRSU awards will vest after the completion of the performance period, subject to each officer's continued employment. These awards measure performance over the three fiscal years ending on December 29, 2023. The numbers of shares that will vest is based on a multiplier determined by the Company's 3-year cumulative annual growth rate (CAGR) of annualized recurring revenue (ARR) during the performance period. The multiplier can range from 0-2x, with a target of 1x at a 3-year CAGR for ARR of 9%.
(6)    These time-based RSU awards vest over three years, with one third vesting on each anniversary of the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month.
(7)    If not already vested, these time-based RSU awards will vest upon retirement under the Trimble Age & Service Program.
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 53

Outstanding Equity Awards at Fiscal Year-End
The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended December 31, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Grant Date		Option Awards				Stock Awards
			Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#) (2)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Robert G. Painter	12/17/2019	(3)					15,041	1,311,425
	1/4/2020	(4)	—	208,847	41.51	1/4/2030
	1/4/2020	(5)					24,090	2,100,407
	5/27/2020	(3)					48,825	4,257,052
	5/27/2020	(6) (A)					24,291	2,117,903	48,581	4,235,806
	10/30/2020	(6) (A)							61,272	5,342,306
	2/19/2021	(7)					10,273	895,703
	5/12/2021	(3)					49,621	4,326,455
	5/12/2021	(8) (A)							74,432	6,489,726
	5/12/2021	(9) (B)							18,609	1,622,475
David G. Barnes	12/2/2019	(10)	11,782	17,673	40.40	12/2/2029
	12/2/2019	(11)					20,000	1,743,800
	5/27/2020	(3)					18,341	1,599,152
	5/27/2020	(6) (A)					9,125	795,580	18,249	1,591,159
	10/30/2020	(6) (A)							19,764	1,723,223
	2/19/2021	(7)					3,867	337,164
	5/10/2021	(3)					18,466	1,610,051
	5/10/2021	(8) (A)							18,466	1,610,051
	5/10/2021	(9) (B)							4,617	402,513
Steven W. Berglund	11/12/2019	(3) (C)					16,809	1,465,577
	1/4/2020	(3) (C)					51,650	4,503,364
	2/5/2021	(3) (C)					45,655	3,980,659
Manolis E. Kotzabasakis	2/21/2019	(12)	20,000	20,000	39.92	2/21/2026
	2/21/2019	(3)					9,341	814,442
	5/7/2019	(3)					5,372	468,385
	5/27/2020	(3)					11,922	1,039,479
	5/27/2020	(6) (A)					6,843	596,670	13,687	1,193,340
	10/30/2020	(6) (A)							13,834	1,206,186
	10/30/2020	(13)					27,054	2,358,798
	2/19/2021	(7)					3,867	337,164
	5/10/2021	(3)					8,001	697,607
	5/10/2021	(8) (A)							9,234	805,112
	5/10/2021	(9) (B)							2,309	201,278
Darryl R. Matthews	11/12/2019	(3)					4,611	402,033
	5/27/2020	(3)					11,005	959,526
	5/27/2020	(6) (A)					5,475	477,336	10,949	954,672
	10/30/2020	(6) (A)							11,858	1,033,899
	2/19/2021	(7)					3,397	296,184
	5/10/2021	(3)					7,386	643,985
	5/10/2021	(8) (A)							7,386	643,985
	5/10/2021	(9) (B)							1,847	160,996
(1)    The market value was calculated using the closing price of the Company’s Common Stock at fiscal year end, which was $87.19.
(2)    The PRSU awards vest depending on satisfaction of the applicable performance conditions, with linear interpolation between threshold and maximum achievement. In accordance with SEC rules, the number and value shown for these awards reflect one of: (x) threshold achievement in the case of awards tracking at or below threshold level, (y) target achievement in the case of awards tracking above threshold but at or below target level, or (z) maximum achievement in the case of awards tracking above target level. This table excludes a number of PRSU awards that vested on the last day of the fiscal year but were not settled until February 14, 2022.
(3)    These time-based RSU awards vest over three years, with one third vesting on each anniversary of the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month.
54 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

(4)    This performance stock option vests in 1/3 increments upon achievement of stock appreciation goals reflecting increases of 10%, 20% and 30% above the exercise price at any time within five years from the date of grant, subject to continued service by Mr. Painter for three years from the date of grant. All of the stock appreciation goals had been reached as of the end of fiscal 2020, such that this award remains subject only to time-based vesting.
(5)    This time-based RSU award will vest on January 15, 2023, which is approximately three years from the date of grant.
(6)    These PRSU awards will vest after the completion of the performance period, subject to each officer's continued employment. The PRSUs granted on May 27, 2020 measure performance over 3 separate measurement periods of 1, 2 and 3 year terms, with a performance start date of May 15, 2020 and end date of May 15, 2023. The PRSUs granted October 30, 2020 are scored over a single measurement period of approximately 2 ½ years, with a performance start date of October 15, 2020 and end date of May 15, 2023. The number of shares that will vest is based on a multiplier determined by the Company's relative TSR as compared to that of the S&P 400 during each measurement period. The multiplier can range from 0-2x, with a target of 1x at a relative TSR in the 50th percentile.
(7)    These time-based RSU awards will vest on March 15, 2022, which is approximately one year from the date of grant.
(8)    These PRSU awards will vest after the completion of the performance period, subject to each officer's continued employment. These awards measure performance over 3 separate measurement periods of 1, 2 and 3 year terms beginning May 15, 2021.The number of shares that will vest is based on a multiplier determined by the Company's relative TSR as compared to that of the S&P 500 during each measurement period. The multiplier can range from 0-2x, with a target of 1x at a relative TSR in the 50th percentile.
(9)    These PRSU awards will vest after the completion of the performance period, subject to each officer's continued employment. These awards measure performance over the three fiscal years ending on December 29, 2023. The numbers of shares that will vest is based on a multiplier determined by the Company's 3-year cumulative annual growth rate (CAGR) of annualized recurring revenue (ARR) during the performance period. The multiplier can range from 0-2x, with a target of 1x at a 3-year CAGR for ARR of 9%.
(10)    These options vest over five years, with 40% vesting on the second anniversary of the grant date and the remaining 60% vesting equally on a monthly basis thereafter.
(11)    This time-based RSU award will vest on December 15, 2022, which is approximately three years from the date of grant.
(12)    This option award vests over four years, with 25% vesting each year.
(13)    This PRSU award will vest on February 15, 2023, subject to the officer's continued employment. The award measures performance over fiscal 2020 and 2021, with performance in each year measured separately. A multiplier of between 0%-167% of the target number of awards vest based on the attainment of performance goals, including annualized recurring revenue and operating leverage, related to the Viewpoint business. This award is denominated in dollars, with the actual number of shares to be determined from the dollar value achieved, divided by the 20-day average of the stock price as of the payout date.
(A)    These awards were tracking above target level as of December 31, 2021 and therefore are reported in the table assuming maximum achievement levels.
(B)    These awards were tracking below threshold level as of December 31, 2021 and therefore are reported in the table assuming threshold achievement levels.
(C)    If not already vested, these time-based RSU awards will vest upon retirement under the Trimble Age & Service Program.
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 55

Option Exercises and Stock Vested
The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of RSU awards, during the fiscal year ended December 31, 2021.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
Robert G. Painter	47,660	3,240,535	85,833	6,228,313
David G. Barnes			9,033	689,308
Steven W. Berglund			361,743	26,048,818
Manolis E. Kotzabasakis			62,324	4,284,716
Darryl R. Matthews			45,226	3,346,220
(1)    Determined by multiplying the difference between the closing price of a share of our Common Stock on the exercise date and the option exercise price by the number of shares exercised.
(2)    Determined by multiplying the closing price of a share of our Common Stock on the distribution date of vesting by the number of shares vested. Includes PRSU awards vested on December 31, 2021 and settled on February 14, 2022.
Deferred Compensation
The Company has a Non-Qualified Deferred Compensation Plan (“DCP”) in which certain employees, officers and members of the Board of Directors could participate before the plan was suspended. The Company has not made any contributions to the DCP on behalf of the members of the Board of Directors or the Named Executive Officers, even though the Company has the ability to do so under the terms of the DCP. The Company determined to suspend the DCP as of the beginning of fiscal 2021, although prior contributions will continue to be held in the DCP in accordance with its terms.
The terms of the DCP while in effect were as follows: participants in the DCP may elect to defer a portion of their salary, bonus or director fees in accordance with the terms of the DCP. Participation in the DCP is voluntary. A participant in the DCP may defer a minimum of 5% of the participant’s base salary and a maximum of: 90% of base salary, 85% of bonus or 100% of director fees. Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions. The DCP’s measurement funds are similar to the funds available to employees who participate in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control, as defined in the DCP. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death. In addition, participants may request withdrawals from the DCP in the event of a severe financial hardship.
The table below shows activity under the DCP involving the Named Executive Officers during the fiscal year ended December 31, 2021. There were no contributions by or on behalf of any of the Named Executive Officers in the last three fiscal years.

Name	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Robert G. Painter	8,556	71,286
David G. Barnes	—	—
Steven W. Berglund	—	—
Manolis E. Kotzabasakis	—	—
Darryl R. Matthews	—	—
56 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

POST-EMPLOYMENT COMPENSATION
Potential Payments upon Termination or a Change in Control
The Company’s Board of Directors approved a standard form of “Change In Control” and “Executive Severance” Agreements for executive officers in 2017 to align with market practices, and the Company concurrently entered into these agreements with the Named Executive Officers, other than Mr. Painter and Mr. Berglund. As described below, Mr. Berglund entered into a new Executive Severance Agreement and Change in Control Severance Agreement on February 20, 2019 and Mr. Painter entered into a new Executive Severance Agreement and Change in Control Severance Agreement effective January 4, 2020. The post-employment compensation arrangements provided under these agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their prior employment agreements or offer letters.
Under the Executive Severance Agreements, if the executive’s employment is terminated by the Company other than for “cause” or if the executive terminates his employment for “good reason” (as such terms are defined in the agreements), and such termination is not covered by the change-in-control provisions described below and provided the executive has executed a release of any claims against the Company, the executive will receive:
•100% (200% in the case of Mr. Painter and Mr. Berglund) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus under the Company's management incentive plan, which is an amount equal to a percentage of the executive’s annual base salary;
•a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;
•a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Painter and Mr. Berglund) of continued health coverage; and
•pro rata vesting of outstanding equity awards based on the length of time from the date of the grant to the date of termination, with the pro rata portion of any performance-based awards settled after the end of the applicable performance period and based additionally on actual attainment of the performance goals. For Mr. Painter and Mr. Berglund, any time-based equity awards (stock options or time-based restricted stock units) would be subject to an additional 12 months service credit toward vesting of the awards in addition to the pro rata vesting described in the prior sentence.
In addition to these severance provisions, certain past equity awards that were granted subject to terms providing for acceleration upon termination without cause or with good reason are grandfathered.
Under the Change in Control Severance Agreements, if the executive’s employment is terminated as described above and the termination occurs within 12 months following a change in control, or within three months prior to the change in control if such termination is in connection with the change in control (collectively referred to as “double trigger” provisions), the executive will instead receive:
•150% (200% in the case of Mr. Painter and Mr. Berglund) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus;
•a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;
•a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Painter and Mr. Berglund) of continued health coverage; and
•accelerated vesting of outstanding equity awards, with settlement and/or conversion of performance-based awards based on performance to date at the time of the change of control (to the extent the performance-based vesting condition is satisfied, performance-based awards will vest on a pro rata basis based on the length of time since the date of the grant, with vested units being paid out and any remaining unvested units to be converted into time-based restricted stock units of the acquirer).
In the event that the benefits payable under these arrangements constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 57

applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. None of the Executive Severance Agreements or Change in Control Severance Agreements provide for a tax “gross-up” obligation by the Company in the event that any excise tax becomes payable by a Named Executive Officer.
The foregoing description is qualified in its entirety by the description of the standard forms of these agreements filed as exhibits 10.1 and 10.2 to the Company’s Report on Form 10-Q filed August 8, 2017, the agreements with Mr. Painter filed as Exhibits 10.15 and 10.16 to the Company's Report on Form 10-K filed February 26, 2021, and the agreements with Mr. Berglund filed as exhibits 10.1 and 10.2 to the Company’s Report on Form 10-K filed February 22, 2019.
Termination without a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Executive Severance Agreements based upon the assumption that a qualifying termination event occurred on the last day of the fiscal year ended December 31, 2021, and such termination was not in connection with a change in control.

POTENTIAL PAYMENTS UPON A QUALIFYING TERMINATION
Name	Multiple of Salary and Target Bonus (1)	Bonus accrued but unpaid as of fiscal year end	Health Benefits (2)	Total
Robert G. Painter	$4,462,500	$2,535,632	$41,856	$7,039,988
David G. Barnes	$924,000	$779,022	$21,946	$1,724,968
Steven W. Berglund	$1,600,000	$—	$27,623	$1,627,623
Manolis E. Kotzabasakis	$900,000	$665,960	$32,812	$1,598,772
Darryl R. Matthews	$811,315	$684,063	$32,554	$1,527,932
(1)    The multiple for Mr. Painter and Mr. Berglund is 200%. The multiple for the other Named Executive Officers is 100%.
(2)    Reflects a lump-sum cash payment approximating the cost of COBRA premiums for continued health coverage for 14 months (18 months in the case of Mr. Painter and Mr. Berglund).
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a qualifying termination event had occurred on December 31, 2021 and such termination was not in connection with a change in control.

POTENTIAL ACCELERATION OF EQUITY UPON A QUALIFYING TERMINATION
Name	Accelerated Vesting of (1)		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSUs as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Robert G. Painter	199,258	205,837	9,102,098	17,946,892	27,048,990
David G. Barnes	10,953	63,516	512,470	5,537,979	6,050,449
Steven W. Berglund	—	103,114	—	8,990,551	8,990,551
Manolis E. Kotzabasakis	16,671	60,893	788,054	5,309,290	6,097,344
Darryl R. Matthews	—	31,931	—	2,784,105	2,784,105
(1)    Reflects pro rata vesting of each stock option and time-based RSU award, and pro rata vesting of PRSU awards with adjustment based on estimated attainment of performance to date.
Termination in Connection with a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Change in Control Severance Agreements based upon the assumption that a change in control event occurred on December 31, 2021 (except as otherwise indicated) and the Named Executive Officer’s employment terminated upon or immediately following such event.
58 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

POTENTIAL PAYMENTS UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Multiple of Salary and Target Bonus (1)	Bonus accrued but unpaid as of fiscal year end	Health Benefits (2)	Total
Robert G. Painter	$4,462,500	$2,535,632	$41,856	$7,039,988
David G. Barnes	$1,386,000	$779,022	$21,946	$2,186,968
Steven W. Berglund	$1,600,000	$—	$27,623	$1,627,623
Manolis E. Kotzabasakis	$1,350,000	$665,960	$32,812	$2,048,772
Darryl R. Matthews	$1,216,973	$684,063	$32,554	$1,933,590
(1)    The multiple for Mr. Painter and Mr. Berglund is 200%. The multiple for the other Named Executive Officers is 150%.
(2)    Reflects a lump-sum cash payment approximating the cost of COBRA premiums for continued health coverage for 14 months (18 months in the case of Mr. Painter and Mr. Berglund).
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a change in control event had occurred on December 31, 2021 and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL ACCELERATION OF EQUITY UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Accelerated Vesting of (1)		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSUs as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Robert G. Painter	208,847	228,656	9,540,131	19,936,531	29,476,662
David G. Barnes	17,673	87,849	826,920	7,659,556	8,486,476
Steven W. Berglund	—	114,114	—	9,949,600	9,949,600
Manolis E. Kotzabasakis	20,000	69,151	945,400	6,029,277	6,974,677
Darryl R. Matthews	—	42,036	—	3,665,162	3,665,162
(1)    Reflects accelerated vesting of each option and time-based RSU award and pro-rata vesting of PRSU awards based on performance to date, with the balance converted to time-based RSUs.
Under the terms of the Company’s 2002 Stock Plan, (i) if, in connection with a change in control, the then-unvested restricted stock units or then-unvested stock options for the Named Executive Officers are not assumed by an acquiring company, the restricted stock units and options would immediately vest or (ii) if the restricted stock units and options are assumed by an acquiring company, and a Named Executive Officer is terminated for certain qualifying reasons following a change in control (or prior to a change in control if such termination was at the request of the potential acquirer), the then-unvested restricted stock units and options would immediately vest.
Trimble Age & Service Equity Vesting Program
Commencing in 2017, a new post-employment arrangement was adopted for certain eligible executive officers, including each of the Named Executive Officers. The Trimble Age & Service Equity Vesting Program, as amended as of August 6, 2021 (the “Vesting Program”) provides for the vesting of certain equity awards, as well as certain medical benefit payments, to eligible participants upon retirement. Program eligibility requires a minimum age of 55, a minimum of 10 years of continuous service or 15 years of cumulative service (including at least five years of continuous service immediately prior to retirement), and a “combined 70” requirement that the sum of the participant’s years of age and years of service combines to total at least 70 years. Participants must also agree to a general release of claims and to non-solicitation and non-competition obligations. Under the Vesting Program, eligible equity awards, which are equity awards granted after the time a participant is selected by the Compensation Committee to participate in the Vesting Program, will vest upon retirement of an eligible participant. Time-based restricted stock units and other time-based equity will fully vest, and performance stock units will vest on a pro rata basis, subject to the satisfaction of any performance-based vesting conditions. In addition, upon a qualifying retirement of a participating executive, the executive will receive a lump sum medical and dental benefit in the amount of $50,000.
Mr. Berglund currently meets the criteria for a qualifying retirement.
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 59

Death Benefits
The Company provides certain death benefits generally to its full time employees, including to the Named Executive Officers. In the event of the death of a Named Executive Officer, the following payments and benefits would become payable in a lump sum to, or provided to, such Named Executive Officer’s estate (unless otherwise noted): (i) payment of six months’ base salary to the surviving spouse/dependents of the Named Executive Officer, (ii) with respect to equity awards granted on or after July 30, 2012, vesting of a portion of those awards that would have vested within the two years following the death of the Named Executive Officer but for such death, (iii) payout under the life insurance policy (with base coverage of 2 times base salary) pertaining to the Named Executive Officer, (iv) 12 months’ of continued health insurance coverage for the surviving spouse/dependents of the Named Executive Officer, and (v) a pro rata payment under the TOP based on the date of the Named Executive Officer’s death. The table below sets forth the value of the foregoing, assuming that the triggering event occurred on December 31, 2021 (except as otherwise indicated):

Name	Six Months Base Salary	Aggregate Market Value of Accelerated Vesting of Options, PRSUs and RSUs (1)	Life Insurance (2)	Health Benefits (3)	Pro Rata Bonus (4)	Total (5)
Robert G. Painter	$450,000	$38,755,353	$1,100,000	$17,205	$2,535,632	$42,858,190
David G. Barnes	$257,500	$11,323,954	$1,000,000	$8,900	$779,022	$13,369,376
Steven W. Berglund	$400,000	$9,893,257	$715,000	$8,635	$—	$11,016,892
Manolis E. Kotzabasakis	$250,000	$10,249,989	$400,000	$16,777	$665,960	$11,582,726
Darryl R. Matthews	$226,085	$5,218,000	$879,000	$17,205	$684,063	$7,024,353
(1)    The market value of the accelerated portion of the restricted stock units was calculated by using the closing price of the Company’s Common Stock at fiscal 2021 year end. The market value of the accelerated portion of options was calculated by using the closing price of the Company's Common Stock at fiscal 2021 year end, less the exercise price of such options. The closing price of the Company's Common Stock at 2021 fiscal year end was $87.19.
(2)    Life insurance payouts are based on the Named Executive Officer’s “benefit salary” which is defined as his or her base salary as of September 1st of the previous fiscal year. The life insurance payout is generally capped at a maximum amount of $1,100,000, which amount is reduced at a certain age of the insured.
(3)    Health benefits reflect twelve months of COBRA premiums for the Named Executive Officer’s spouse and/or dependents, and are calculated as of fiscal year end using 2021 health plan rates.
(4)    The bonus amount represents the amount of bonus accrued but unpaid under the Company's bonus plans at fiscal year end.
(5)    Named Executive Officers are also entitled to additional death benefits due to a death caused by an accident while working for the Company or while traveling on Company business. Officers and vice presidents of the Company are entitled to an additional $500,000 if they die while traveling on Company business. An employee of the Company who dies in an accident while working for the Company will be entitled to receive an additional 2 times his or her base salary. Such amounts are not included in the table above.
60 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of all our employees, the annual total compensation of our President and Chief Executive Officer, Robert G. Painter, and the ratio of these two amounts.
We have determined the median of the annual total compensation of all our employees, excluding Mr. Painter, for 2021 to be $71,625. The annual total compensation of Mr. Painter, our CEO, was $13,956,821 for 2021, as reported in our Summary Compensation Table. The ratio of the annual total compensation of Mr. Painter to the median of the annual total compensation of all our employees was 194.9 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
As permitted by SEC rules, for purposes of calculating the pay ratio set forth above, we used the same median employee that we identified for purposes of our pay ratio disclosure for the last two years, based on our determination that there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio.
The process that we used in 2019 to identify our median employee is set forth below:
•We selected the base salaries in effect as of October 1, 2019 and profit-sharing amounts for the period from October 1, 2018 through September 30, 2019 as the compensation measure to be used to compare the compensation of our employees.
•We selected October 1, 2019, which is within the last three months of 2019, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner. We also used October 1 as our measuring date in 2018.
•As of October 1, 2019, our employee population consisted of approximately 11,362 individuals, with approximately 5,155 employees in the United States and approximately 6,207 employees outside the United States. In determining this population, we considered the employees of our subsidiaries and all of our worldwide employees other than the CEO, whether employed on a full-time, part-time, or seasonal basis, except for our employees in Argentina (1 employee), Bulgaria (2 employees), Ghana (1 employee), Kenya (2 employees), Saudi Arabia (2 employees), Austria (4 employees), Chile (2 employees), Ukraine (5 employees), Estonia (5 employees), Indonesia (8 employees), Italy (3 employees) and Poland (7 employees) (a total of 42 individuals, and less than 1% of our employee population) who were excluded pursuant to the de minimis exemption provided under Item 402(u). The de minimis exception permits a company to exclude up to 5% of its total employees who are located in countries outside the United States. We did not include any contractors or other non-employee workers in our employee population.
•We annualized the compensation for any full-time and part-time employees who commenced work during 2019. We did not make any cost-of-living adjustments.
Confirming that the median employee used for this purpose in 2019 was still employed in the same job, we selected that individual as the median of our employee population for fiscal 2021. The median employee was a Customer Success Manager based in the United States.
Having identified this median employee, we totaled all of the elements of the employee’s annual total compensation for 2021 in accordance with the requirements of the applicable SEC rules, using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table.
Because the SEC rules for identifying the median of the annual total compensation of all our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as those companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 61

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.
The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. EY, the Company’s current independent registered public accounting firm, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with EY the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.
The Audit Committee has discussed with EY those matters required to be discussed, by the SEC and by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). EY has provided the Audit Committee with the written disclosures and the letter required by the PCAOB. The Audit Committee has also discussed with EY its independence from management, and the Company and has also determined that EY’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of EY with respect to the Company and its management.
Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021.
Submitted by the Audit Committee of the Company’s Board of Directors,

Kaigham (Ken) Gabriel	Mark S. Peek, Chair	Thomas Sweet
62 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security Ownership of Certain Beneficial Owners
The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 28, 2022, the Record Date, by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The applicable percentage of share ownership in the table is based on 250,370,225 shares of the Company’s Common Stock outstanding at the Record Date.
We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	27,233,198	(1)	10.9%
BlackRock, Inc. 55 East 52nd Street, New York, New York, 10055	18,534,179	(2)	7.4%
Capital International Investors 333 South Hope Street, 55th Fl, Los Angeles, CA 90071	17,645,934	(3)	7.0%
(1)    The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on February 10, 2022 regarding ownership as of December 31, 2021. The Vanguard Group has shared voting power over 394,821 shares, sole dispositive power over 26,224,323 shares, and shared dispositive power over 1,008,875 shares.
(2)    The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on February 1, 2022. BlackRock, Inc. has sole voting power over 16,110,403 shares and sole dispositive power over all of the shares listed. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares but no one person’s interest in the shares is more than five percent of the total outstanding shares of the Company's Common Stock.
(3)    The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filing with the SEC on February 11, 2022 by Capital International Investors (CII). CII is a division of Capital Research and Management Company (CRMC). CII divisions of CRMC and Capital Bank and Trust Company, along with certain CRMC subsidiaries, collectively provide investment management services under the name “Capital International Investors.” CII has sole voting power over 17,083,195 shares and sole dispositive power over all of the shares listed.
Security Ownership of Management
The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 28, 2022, the Record Date, (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this proxy statement; and (iii) all directors and executive officers of the Company, as a group. The applicable percentage share ownership is based on shares of the Company’s Common Stock outstanding at March 28, 2022.
We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, all shares of Common Stock subject to options, restricted stock units, or warrants held by that person that are exercisable within 60 days of the Record Date are counted as outstanding (but such shares are not counted as outstanding for purposes of computing the percentage ownership of any other person). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 63

Name and Address (1)	Amount and Nature of Beneficial Ownership		Percent of Class (%)
David G. Barnes	38,337	(2)	*
Steven W. Berglund	325,449		*
James C. Dalton	3,436	(3)	*
Börje Ekholm	46,315	(3)	*
Ann Fandozzi	2,682	(4)	*
Kaigham (Ken) Gabriel	18,447	(3)	*
Manolis Kotzabasakis	97,065	(5)	*
Meaghan Lloyd	37,800	(3)	*
Sandra MacQuilan	9,827	(3)	*
Darryl Matthews	45,586	(6)	*
Robert Painter	161,525	(7)	*
Mark Peek	67,198	(3)	*
Thomas W. Sweet	1,382	(8)	*
Johan Wibergh	23,461	(3)	*
All directors and executive officers as a group (19 persons)	1,085,939	(9)	*
 *    Indicates less than 1%.
(1)    The business address of each of the persons named in this table is: c/o Trimble Inc, 935 Stewart Drive, Sunnyvale, California 94085.
(2)    Includes 16,108 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 27, 2022.
(3)    Includes 3,436 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 27, 2022.
(4)    Includes 2,682 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 27, 2022.
(5)    Includes 13,884 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 27, 2022.
(6)    Includes 7,857 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 27, 2022.
(7)    Includes 40,422 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 27, 2022.
(8)    Includes 1,382 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 27, 2022.
(9)    Includes 136,255 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 27, 2022.
64 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

Equity Compensation Plan Information
The following table sets forth, as of December 31, 2021, certain information regarding the Company’s equity compensation plans. The Company does not have any equity compensation plans that were not approved by security holders. For a complete description of the Company’s equity compensation plans, please see Note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2021, included in the Company’s annual report on Form 10-K filed with the SEC on February 23, 2022.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Plan Category	(Column A)	(Column B)	(Column C)
Equity compensation plans approved by security holders	4,649,914 (1)	$41.06 (2)	26,233,655 (3)
(1)    Reflects the number of shares underlying outstanding stock options (312,962 shares), shares issuable upon the vesting of RSUs (3,251,441 shares), and shares issuable upon the vesting of PRSUs based on the target number of shares to be issued under the awards (1,085,511 shares). If the PRSUs were to vest at the maximum payout, an additional 944,192 shares would be issued at the date of vest.
(2)    The weighted-average exercise price relates to the outstanding stock options included in column (A).
(3)    Consists of 20,197,817 shares available for issuance under the 2002 Stock Plan and 6,035,838 shares available for issuance under the Employee Stock Purchase Plan.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended December 31, 2021, file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.
To the Company’s knowledge, based solely on its review of the copies of such forms received by the Company, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with on a timely basis during the fiscal year ended December 31, 2021, except that Mr. Manolis’ report on Form 3 (Initial Statement of Beneficial Ownership) was filed late.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.
In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available on the Company’s website at investor.trimble.com/corporate-governance. Pursuant to the Policy all employees must seek a waiver or approval from the Company’s Compliance Officer for all actual or apparent conflicts of interests. Waivers affecting the Company’s officers or members of the Board of Directors must be approved by the Board of Directors. The Company’s officers must report any violations of the Policy to the Company’s Compliance Officer or the Chairman of the Board of Directors. The Company’s compliance officer is
Proxy Statement for the 2022 Annual Meeting of Stockholders | Trimble 65

the Company’s general counsel, the chairman of the Audit Committee in the general counsel’s absence, or such other person as the Board of Directors may designate.
In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;
•the importance of the transaction to the related person and to the Company;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and
•any other matters the Audit Committee or other committee, as applicable, deems appropriate.
Certain Disclosures Related to Determination of Director Independence for Fiscal 2021
The Board of Directors has determined that each of the directors besides Mr. Berglund and Mr. Painter are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules.
HOUSEHOLDING
As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Stockholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.
The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices, Attention: Investor Relations, at 935 Stewart Drive, Sunnyvale, California 94085, (408) 481-8000.
OTHER MATTERS
The Company knows of no other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.
It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote electronically via the internet or by telephone or, if you have requested a paper copy of the proxy materials, complete and return the accompanying proxy in accordance with the detailed instructions on your individual proxy card.
For the Board of Directors
Executive Chairman of the Board
Dated: April 12, 2022
66 Trimble | Proxy Statement for the 2022 Annual Meeting of Stockholders

APPENDIX A
Reconciliation of GAAP to non-GAAP financial measures
This proxy statement contains information regarding financial measures that are not calculated in accordance with GAAP. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in this proxy statement, and the adjustments to comparable GAAP measures, are set forth below:
Non-GAAP revenue
We define Non-GAAP revenue as GAAP revenue, excluding the effects of purchase accounting adjustments. We believe this measure helps investors understand the performance of our business including acquisitions, as non-GAAP revenue excludes the effects of certain acquired deferred revenue that was written down to fair value in purchase accounting. Management believes that excluding fair value purchase accounting adjustments more closely correlates with the ordinary and ongoing course of the acquired company’s operations and facilitates analysis of revenue growth and trends.
Non-GAAP gross margin
We define Non-GAAP gross margin as GAAP gross margin, excluding the effects of purchase accounting adjustments, acquisition/divestiture items, stock-based compensation, deferred compensation, and restructuring and other costs. We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions, and manufacturing costs influence our business.
Non-GAAP operating income
We define Non-GAAP operating income as GAAP operating income, excluding the effects of purchase accounting adjustments, acquisition/divestiture items, stock-based compensation, deferred compensation, and restructuring, and other costs. We believe our investors benefit by understanding our non-GAAP operating income trends, which are driven by revenue, gross margin, and spending.
Non-GAAP net income
We define Non-GAAP net income as GAAP net income, excluding the effects of purchase accounting adjustments, acquisition/divestiture items, stock-based compensation, restructuring and other costs, and non-GAAP tax adjustments. This measure provides a supplemental view of net income trends, which are driven by non-GAAP income before taxes and our non-GAAP tax rate.
Non-GAAP diluted net income per share
We defined Non-GAAP diluted net income per share as GAAP diluted net income per share, excluding the effects of purchase accounting adjustments, acquisition/divestiture items, stock-based compensation, restructuring and other costs, and non-GAAP tax adjustments. We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company.
Adjusted EBITDA
We define Adjusted EBITDA as non-GAAP operating income plus depreciation expense and income from equity method investments, net. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is not intended to purport to be an alternative to net income or operating income as a measure of operating performance or cash flow from operating activities as a measure of liquidity. Adjusted EBITDA is a performance measure that we believe offers a useful view of the overall operations of our business because it facilitates operating performance comparisons by removing potential differences caused by variations unrelated to operating performance, such as capital structures (interest expense), income taxes, depreciation and amortization expenses.

GAAP TO NON-GAAP RECONCILIATION (dollars in millions, except per share data) (unaudited)

	Fiscal Year
	2021		2020
	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
REVENUE:
GAAP revenue:	$3,659.1		$3,147.7
Purchase accounting adjustments	0.3		4.3
Non-GAAP revenue:	$3,659.4		$3,152.0

GROSS MARGIN:
GAAP gross margin:	$2,034.7	55.6%	$1,754.9	55.8%
Purchase accounting adjustments	88.0		96.6
Acquisition / divestiture items	—		1.7
Stock-based compensation / deferred compensation	9.8		7.2
Restructuring and other costs	0.2		1.2
Non-GAAP gross margin:	$2,132.7	58.3%	$1,861.6	59.1%

OPERATING INCOME:
GAAP operating income:	$561.0	15.3%	$419.8	13.3%
Purchase accounting adjustments	134.5		156.6
Acquisition / divestiture items	21.8		21.4
Stock-based compensation / deferred compensation	128.6		90.4
Restructuring and other costs	11.1		31.4
Non-GAAP operating income:	857.0	23.4%	$719.6	22.8%

NET INCOME:
GAAP net income attributable to Trimble Inc.:	$492.7	13.5%	$389.9	12.4%
Purchase accounting adjustments	134.5		156.6
Acquisition / divestiture items	(20.3)		9.2
Stock-based compensation / deferred compensation	122.5		82.9
Restructuring and other costs	11.1		31.4
Non-GAAP tax adjustments	(63.3)		(107.6)
Non-GAAP net income attributable to Trimble Inc.:	$677.2	18.5%	$562.4	17.8%

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Inc.:	$1.94		$1.55
Purchase accounting adjustments	0.53		0.62
Acquisition / divestiture items	(0.08)		0.04
Stock-based compensation / deferred compensation	0.48		0.33
Restructuring and other costs	0.04		0.12
Non-GAAP tax adjustments	(0.25)		(0.43)
Non-GAAP diluted net income per share attributable to Trimble Inc.:	$2.66		$2.23

	Fiscal Year
	2021		2020
	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
ADJUSTED EBITDA:
GAAP net income attributable to Trimble Inc.:	$492.7		$389.9
Non-operating income (expense), net, income tax provision (benefit), and net gain attributable to noncontrolling interests	68.3		29.9
GAAP operating income:	561.0		419.8
Purchase accounting adjustments	134.5		156.6
Acquisition / divestiture items	21.8		21.4
Stock-based compensation / deferred compensation	128.6		90.4
Restructuring and other costs	11.1		31.4
Non-GAAP operating income:	857.0		719.6
Depreciation expense	42.2		39.7
Income from equity method investments, net	37.7		39.4
Adjusted EBITDA:	$936.9	25.6%	$798.7	25.3%

Annualized Recurring Revenue (ARR)
ARR represents the estimated annualized value of recurring revenue, including subscription, maintenance and support revenue, and term license contracts for the quarter. ARR is calculated by adding the portion of the contract value of all of our term licenses attributable to the current quarter to our non-GAAP recurring revenue for the current quarter and dividing that sum by the number of days in the quarter and then multiplying that quotient by 365.

Dollars in Millions	Fourth quarter of fiscal
	2021	2020
GAAP Recurring Revenue	$322.3	$300.2
Add: Elimination of deferred revenue adjustment in connection with acquisitions	0.0	0.3
Non-GAAP Recurring Revenue	322.3	300.5
Add: Term licenses contract value	29.0	22.5
Non-GAAP Recurring Revenue and Term Licenses Contract Value	351.3	323.0
Divided by: Number of Days in Quarter	91	91
Daily Non-GAAP Recurring Revenue and Term Licenses Contract Value	3.9	3.5
Multiplied by: 365	365	365
Annualized Recurring Revenue	$1,409.1	$1,295.8

Trimble

TRIMBLE INC.
935 Stewart Drive
Sunnyvale, CA 94085

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/24/2022 for shares held directly and by 11:59 P.M. ET on 05/22/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/24/2022 for shares held directly and by 11:59 P.M. ET on 05/22/2022 for shares held in a Plan. Have your proxy card in hand when you call and follow the instructions.

VOTE DURING THE MEETING
You may attend the meeting via the Internet, at *www.virtualshareholdermeeting.com/TRMB2022*, and vote during the meeting. Have your proxy card in hand and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Steven W. Berglund
02 James C. Dalton
03 Borje Ekholm
04 Ann Fandozzi
05 Kaigham (Ken) Gabriel
06 Meaghan Lloyd
07 Sandra MacQuillan
08 Robert G. Painter
09 Mark S. Peek
10 Thomas Sweet
11 Johan Wibergh

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the persons named above as proxies upon such other matters as may properly come before the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000556470_1 R1.0.0.24

Trimble

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Annual Report is/are available at www.proxyvote.com .

TRIMBLE INC.
Annual Meeting of Stockholders
May 25, 2022 5:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Robert G. Painter and James Kirkland, and each of them, as proxies, each with the power to appoint a substitute, and hereby authorize each of them or their substitutes to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRIMBLE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM PT on May 25, 2022, virtually at www.virtualshareholdermeeting.com/TRMB2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxies on such other business as may properly come before the meeting or any adjournment thereof.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000556470_2 R1.0.0.24